Exhibit 10.3

DATED	18th August 2004

(1)	ATLAS VENTURE FUND VI, L.P.

(2)	ATLAS VENTURE FUND VI GMBH & CO, KG

(3)	ATLAS VENTURE ENTREPRENEURS’ FUND VI L.P,

(4)	BENCHMARK EUROPE I, L.P.

(5)	THE INITIAL SHAREHOLDERS

(6)	GLOBOFORCE LIMITED

Subscription and Shareholders’ Agreement

relating to

GLOBOFORCE LIMITED

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CONTENTS

1.	DEFINITIONS	2

2.	CONDITIONS AND COMPLETION	11

3.	AUDITORS, BANKERS, REGISTERED OFFICE, ACCOUNTING REFERENCE DATE, SECRETARY	14

4.	THE GROUP’S BUSINESS	14

5.	DIVIDEND POLICY	19

6.	WARRANTIES	19

7.	WAIVER	22

8.	USE OF SUBSCRIPTION MONEY	23

9.	APPOINTMENT OF DIRECTORS	23

10.	INVESTORS’ RIGHTS	25

11.	DIRECTORS’ MEETINGS	25

12.	MATTERS REQUIRING CONSENT	26

13.	TRANSFER OR ISSUE OF SHARES; ADDITIONAL AGREEMENTS	30

14.	NON-DISCLOSURE OF INFORMATION AND ANNOUNCEMENTS	33

15.	DURATION	34

16.	RESTRICTIVE COVENANTS	34

17.	CONFIDENTIALITY AGREEMENTS	39

18.	TERMINATION OF EXISTING SHAREHOLDERS’ AGREEMENT	39

19.	SALE OR LISTING	40

20.	COMPANY POST COMPLETION CONDITIONS	41

21.	US REGISTRATION RIGHTS	41

22.	RECORDS	51

23.	ASSIGNMENT	51

24.	GROUP COMPANIES	51

25.	SUCCESSORS	51

26.	WAIVER AND FORBEARANCE	51

27.	ENTIRE AGREEMENT AND VARIATION	51

28.	SEVERANCE	52

29.	TERMS OF THIS AGREEMENT TO PREVAIL	52

30.	EXERCISE OF POWERS	52

31.	NO PARTNERSHIP OR AGENCY	53

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32.	ENFORCEMENT OF THE COMPANY’S RIGHTS	53

33.	ACKNOWLEDGEMENTS	54

34.	COUNTERPARTS	54

35.	COSTS	54

36.	NOTICES	54

37.	FURTHER ASSURANCE AND GOOD FAITH	55

38.	GOVERNING LAW AND JURISDICTION	55

SCHEDULE 1 - Part 1 - The Initial Shareholders		56

SCHEDULE 1 - Part 2 - Benchmark		59

SCHEDULE 1 - Part 3 - Atlas		60

SCHEDULE 2 - Part 1 - Information concerning the company immediately prior to Completion		61

SCHEDULE 2 - Part 2 - Information concerning the Company immediately after Completion		63

SCHEDULE 3 - Warranties		66

SCHEDULE 4 - Limitations on Liability		89

SCHEDULE 5 - Deed of Adherence		93

SCHEDULE 6 - Annual Financial Statement		94

SCHEDULE 7 - The Property		95

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SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is made on            18th August 2004

BETWEEN:

(1)	ATLAS VENTURE FUND VI, L.P., a Delaware limited partnership whose principal place of business is at 890 Winter Street, Suite 320, Waltham, MA, USA, acting by its general partner Atlas Venture Associates VI, LP, which is represented by its general partner Atlas Venture Associates VI, Inc. (“Atlas VI”);

(2)	ATLAS VENTURE FUND VI GMBH & CO. KG, a German limited partnership whose principal place of business is at 890 Winter Street, Suite 320, Waltham, MA, USA, acting by its managing limited partner Atlas Venture Associates VI, L.P, which is represented by its general partner Atlas Venture Associates VI, Inc. (“Atlas VI KG”);

(3)	ATLAS VENTURE ENTREPRENEURS’ FUND VI L.P., a Delaware limited partnership whose principal place of business is at 890 Winter Street, Suite 320, Waltham, MA, USA, acting by its general partner Atlas Venture Associates VI, L.P. which is represented by its general partner Atlas Venture Associates VI, Inc. (“Atlas EF VI”),

(the parties named at (1), (2) and (3) being both individually and collectively, “Atlas”);

(4)	BENCHMARK EUROPE I, L.P. as nominee for Benchmark Europe I, L.P., Benchmark Europe Founders1 Fund I, L.P., Benchmark Europe Founders1 Fund I-A, L.P., Benchmark Europe SLP Fund I, LP. and related individuals and managed by Benchmark Management (UK) LLP whose address is c/o Benchmark Capital, 20 Balderton Street, London W1K 6TL (“Benchmark”);

(5)	THE PERSONS whose names and addresses are set out in Part 1 of Schedule 1 (the “Initial Shareholders”); and

(6)	GLOBOFORCE LIMITED, a private company with limited liability incorporated in Ireland (registration number 264562) the registered office of which is at 6 Beckett Way, Park West Business Park, Dublin 12 (the “Company”).

RECITALS

(A)

The Company was incorporated in Ireland on 11 April 1997 under the Companies Acts 1963 to 1990 under the name of Habile Limited and changed its name to International Shopping Events & Enterprises Limited on 12th July 1997 and again changed its name on 20th October 1999 to Globogift.com Limited and again changed its name on 4th October 2002 to Globoforce Limited. The Company is a private company limited by shares.

(B)	The Company has an authorised share capital of EUR253,947.6156 divided into 10,000,000 ‘A’ Shares of EUR0.01269738 each (“A’ Shares”) and 10,000,000 ordinary shares of EUR0.01269738 each (“Ordinary Shares”), of which 16,829 ‘A’ Shares and 15,132 Ordinary Shares have been issued and allotted and are fully paid up or have been credited as fully paid.

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(C)	Each of the Initial Shareholders is the legal and beneficial holder of the number of Ordinary Shares in the capital of the Company set opposite his name in Part 1 of Schedule 1 and the Initial Shareholders together hold the entire issued Ordinary Share capital of the Company as at the date of this Agreement. Certain of the Initial Shareholders are also the holders of the number of ‘A’ Shares in the capital of the Company set opposite their respective names in Part 1 of Schedule 1.

(D)	Benchmark is the holder of the number of ‘A’ Shares in the capital of the Company set opposite its name in Part 2 of Schedule 1.

(E)	The Company carries on and develops the business of the provision of gift certificates to consumers and non-consumers on a worldwide basis, both on the Internet and otherwise, using a network of retailers worldwide.

(F)	This Agreement contains the terms upon which Atlas has agreed to subscribe for 12,185 ‘A’ Shares in the Company for the purpose of enabling the Company to expand the Business in accordance with the 2004 Business Plan.

(G)	Atlas, Benchmark and the Initial Shareholders have agreed to enter into certain commitments and to regulate their rights in relation to the Company and each member of the Group on the terms set out in this Agreement.

(H)	The Warrantors have agreed, amongst other provisions, to give warranties to Atlas in connection with its subscription under this Agreement.

(I)	The parties to the Existing Shareholders’ Agreement have agreed to terminate that agreement on the terms and to the extent set out in this Agreement.

(J)	The Company has agreed to repay all amounts owing to Benchmark under the Convertible Loan Notes.

(K)	Benchmark has agreed to purchase 861 Ordinary Shares from Mr Eric Mosley pursuant to the terms of the Share Purchase Agreement and, following such purchase, each of those Ordinary Shares will be converted into an ‘A’ Share pursuant to the Resolutions.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Agreement (including the Recitals and Schedules):

“1933 Act” means the US Securities Act of 1933, as amended from time to time;

“1934 Act” means the US Securities Exchange Act of 1934, as amended from time to time;

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“2004 Business Plan” means the business plan and budget for the Group for the period from 1 January 2004 to 31 December 2008, in the Agreed Form, to be delivered to the Investors on Completion;

“‘A’ Shares” means the Convertible Preference Shares of EURO.01269738 each in the capital of the Company, having the rights and being subject to the restrictions set out in the Articles;

“‘A’ Shareholder” means any holder of ‘A’ Shares;

“Accounts” means the audited accounts of the Group as at and for the financial period ended on the Accounts Date;

“Accounts Date” means 31st December 2002;

“Act” means the Companies Act 1963;

“Acts” means the Companies Acts 1963 to 2003;

“Agreed Form” means in relation to any document such document in the form agreed between the Company and any other parry thereto and the Investors and initialled by or on behalf of each of the same for the purpose of identification;

“Annual Budget” means the annual budget (comprising an operating plan and a profit and loss statement, cash flow statement and balance sheet for the Group for the next financial year) to be prepared from time to time in accordance with Clause 4;

“Anti-Dilution Warrants” means the two deed polls to be issued by the Company to Benchmark on Completion and the deed poll to be issued by the Company to Atlas on Completion, each in the Agreed Form, each of which gives the relevant Investor the right to acquire further Shares at nominal value (the number of such Shares to be calculated on a weighted average basis in accordance with, the terms of the deed poll) on the terms set out in each such deed poll;

“Articles” means the Articles of Association of the Company in the Agreed Form to be adopted prior to Completion pursuant to the Resolutions and, once adopted, those Articles of Association as amended from time to time and any reference to an ‘Article’ shall be a reference to that, article of the said Articles;

“Asset Sale” means a sale or other disposal of the whole or substantially the whole of the business and/or assets of the Company;

“Atlas Director” means the person appointed to the Board by Atlas VI pursuant to Clause 9;

“Auditors” means the auditors of the Company and any member of the Group from time to time;

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“Benchmark Director” means the person appointed to the Board by Benchmark pursuant to Clause 9;

“Board” means the board of directors of the Company (and, where the context requires, any member of the Group) from time to time;

“Board Minutes” means the minutes of a meeting of the Board in the Agreed Form;

“Business” means the business of the Company and any member of the Group as described in Recital E;

“Business Day” means any day which is not a Saturday, a Sunday or public holiday in Ireland on which banks are generally open for business in Dublin and Boston, MA, USA;

“Business Intellectual Property” means Intellectual Property used in the Business;

“Business Plan” means the annual business plan of the Group in respect of each financial year of the Group, which shall include a budget, projected cash flows and a statement of business objectives and which shall be approved in accordance with Clause 4 (the annual business plan for 2004 is comprised in the 2004 Business Plan);

“CEO” means the chief executive officer (or equivalent) of the Company (and, where the context requires any member of the Group) from time to time appointed by the Board pursuant to Clause 9;

“CFC” means a “controlled foreign corporation” as such term is defined in section 957 of the Code;

“Change of Control” means a transfer of Ordinary Shares (other than a transfer of such shares made to another Group Company as part of a bona fide re-organisation of the Group (which is being made with the consent of the Investor Majority)) which would upon its completion result in a transferee of Shares holding or becoming entitled to acquire 50% or more of all of the Shares in issue;

“Claim” means a claim made by Atlas against the Warrantors, or any of them for breach of any of the Warranties;

“Code” means the US Internal Revenue Code of 1986, as amended from time to time (or any successor thereto);

“Company Secretary” means the person appointed as the secretary of the Company from time to time;

“Company’s Solicitors” means Arthur Cox Solicitors, of Earlsfort Centre, Earlsfort Terrace, Dublin 2;

“Completion” means the carrying out by the parties of their obligations under and in accordance with Clause 2.2;

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“Completion Date” means the day upon which Completion takes place; “Connected Person” means in relation to a person, any other person:

“Connected Person” means in relation to a person, any other person:

(a)	who is a connected person for the purposes of Section 10 of the Taxes Consolidated Act, 1997 to the first mentioned person; or

(b)	with whom the first mentioned person is acting in concert (as defined in Section 1(13) of the Irish Takeover Panel Act, 1997).

“Convertible Loan Notes” means the US$609,750 of convertible loan notes constituted by the convertible loan note instrument of the Company dated 28 April 2004, all of which are held by Benchmark;

“Covenantors” means Brie Mosley, Edward Reynolds, Ciaran Lally, Derek Irvine and Kieran Conlon;

“Customer” means any person:

(a)	who is a Key customer of the Group, or any member of the Group (whether or not goods or services were actually provided during such period) or lo whom the Group, or any member of the Group, was actively and directly seeking to supply goods or services; and/or

(b)	with whom the Initial Shareholders (or any one of them) or any Employee Covenantor had dealings at any time in the period of 2 (two) calendar years prior to the Relevant Date or was in possession of confidential information about such customer, in the performance of his duties to the Company or any of member of the Group;

“Deed of Adherence” means the deed of adherence in the form set out in Schedule 5;

“Director” means any director of the Company (and, where the context requires, any member of the Group) from time to time including, where applicable, any alternate director;

“Disclosed” means fairly disclosed in the Disclosure Letter with sufficient detail to identify the nature and effect of the matters disclosed;

“Disclosure Letter” means the letter of today’s date in the Agreed Form from the Warrantors to Atlas disclosing matters which are exceptions to or qualifications of the Warranties;

“Employee Covenantors” means each of Ciaran Lally, Derek Irvine and Kieran Conlon;

“Encumbrance” means any mortgage, charge, pledge, lien, trust, right, of set-off or other third party right or interest (legal or equitable), including any right of preemption,

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assignment by way of security, reservation of title or any other security interest of any kind howsoever created or arising or any other agreement or arrangement having similar effect;

“Existing ESOPS” means (a) the employee share option scheme of the Company and (b) the discretionary share option scheme of the Company, each of which was approved by the Board and adopted as of 27 June 2001 and the employee share option scheme as amended by Board resolution and adopted by the Board as of 3 October 2003;

“Existing Shareholders’ Agreement” means the subscription and shareholders’ agreement relating to the Company between the Shareholders (as therein defined), Benchmark and the Company signed by the parties thereto on 19 December 2001, as amended by a deed of variation between the same parties dated 29 January 2002;

“euro” and “EUR” mean the lawful currency of Ireland;

“FPHC” means a “foreign personal holding company”, as such term is defined in section 5 52 of the Code;

“FPHC Income” means “foreign person holding company income”, as such term is defined in section 553 of the Code;

“Form F-3” means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the SEC mat permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC;

“Founders” means Eric Mosley and Edward Reynolds;

“Fully Diluted Share Capital” means, at the relevant time, the aggregate of the issued Shares and all Shares capable of being issued by the Company pursuant to all outstanding options, or outstanding rights (whether or not contingent and assuming full performance of any performance-linked rights), to subscribe for Shares or securities convertible into Shares;

“Group” means the Company, its holding company (if any) and their respective subsidiaries and subsidiary undertakings and the expressions “member of the Group” or “Group Company” means any one of them from time to time;

“Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Clause 21;

“Individual Warrantor” means Eric Mosley;

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its shares under the 1933 Act;

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“Initial Shareholders’ Agreements” means a share subscription agreement between the Company, Edward Reynolds, Eric Mosley, James Flanagan and nine investors dated 10 September 1999 and a share subscription agreement between the Company, Edward Reyolds, Eric Mosley, James Flanagan and 17 investors dated October 2000 (exact date not specified);

“Intellectual Property” means copyright works (including computer software, both in object code and source code form), moral rights, related rights, patents, supplementary protection certificates, petty patents, utility models, trademarks, trade names, business names and other names and slogans embodying business or product goodwill or indications of origin, service marks, design rights, registered designs, database rights, semi-conductor typography rights, Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Company’s World Wide Web sites, rights in undisclosed or confidential information (such as know-how, trade secrets and inventions whether patentable or not) goodwill, and other similar rights (whether registered or not) and applications, re-issues, continuations, divisions, continuations-in-part, renewals or extensions for such rights as may exist anywhere in the world;

“Investment Bank” means an investment bank of international repute;

“Investor Director” means a Director appointed pursuant to Clause 9.3 or Clause 9.4;

“Investor Majority” means each of the Investors, provided that:

(a)	in the event of an Investor selling all of its Shares to any one person, that person;

(b)	in the event of an Investor selling all of its Shares to more than one person, the transferees of such Shares who together hold 75% or more of the Shares originally held by that Investor; or

(c)	in the event of an Investor selling some (but not all) of its Shares to any one or more person(s), the holders of such Shares who together hold 75% of such Shares,

shall replace that Investor for the purposes of this definition;

“Investor Minimum Percentage” means five per cent, of the Fully Diluted Share Capital;

“Investors” means Atlas and Benchmark;

“Investors’ Solicitors” means McCann FitzGerald Solicitors, 2 Harbourmaster Place, IFSC, Dublin 1, Ireland;

“Ireland” means the Republic of Ireland;

“Key” means material to the operation of the Business;

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“Limitations” means the limitations on the liability of the Warrantors under the Warranties set out in Schedule 4;

“Listing” means the admission of any of the Shares or depository receipts representing Shares, or any shares of any holding company or subsidiary of the Company, to the Official List of the UK Listing Authority and/or to trading on the London Stock Exchange plc’s market for listed securities; or the admission to trading of such shares on the Alternative Investment Market of the London Stock Exchange pic (or any other market regulated by the London Stock Exchange pic); or the listing or quotation of any such shares (or in the case of the New York Stock Exchange the listing or quotation of depository receipts representing such shares) on any other stock exchange or regulated securities market (including the New York Stock Exchange, NASDAQ and NASDAQ Europe); or the offering to the public in any jurisdiction of any such shares for sale or subscription;

“Management Accounts” means the quarterly management accounts of the Group as at, and for the financial period ended on, 31 March 2004;

“Management Rights Letter” means the management rights letter addressed to Atlas in the Agreed Form, to be signed on Completion by the Company, relating to management rights of Atlas in respect of the Company;

“month” means a calendar month and “monthly” shall be construed accordingly;

“Monthly Management Report” means a report in the Agreed Form to include key statistics relating to the Company;

“Off the Shelf Software” means a computer program which is bought “off the shelf’ (as that phrase is commonly understood), licensed by the Company from a third party where the annual licence fee payable by the Company is less than EUR10,000;

“Ordinary Shares” means ordinary shares of EURO.01269738 each in the capital of the Company;

“Permitted Transferee” bears the meaning set out in the Articles;

“Property” means the property full particulars of which are set out in Schedule 7;

“QEF Election” means an election made pursuant to section 1295(b) of the Code to cause the Company to be treated as a “qualified election fund” pursuant, to section 1292 to 1295 of the Code;

“Qualified Liquidity Event” has the meaning given in Clause 19.5;

“Quarterly Management Accounts” means the unaudited quarterly management accounts of each member of the Group, including profit and loss account, balance sheet and progress report, showing performance and cumulative year to date figures, both of which are to be shown against the Annual Budget and the Business Plan;

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“register”, “registered” and “registration” refer, for the purposes of Clause 21, to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document;

“Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the ‘A’ Shares, (ii) any Ordinary Shares issuable or issued upon an exercise of the Anti-Dilution Warrants and (iii) any Ordinary Shares issuable or issued upon conversion of any ‘A’ Shares issuable or issued upon an exercise of the Anti-Dilution Warrants and (iv) any other securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) or (iii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Clause 21 are not assigned;

“Relevant Elate” has the meaning given to it in Clause 16;

“Resolutions” means the shareholder resolutions and class consents in the Agreed Form to be passed by Benchmark and the Initial Shareholders and the holders of any class of shares whose consent is required in order that:-

(a)	the capital structure of the Company shall be as set out in Part 2 of Schedule 2; and

(b)	the Articles of Association in the Agreed Form be adopted prior to Completion;

“Sale” means a sale of the entire issued share capital of the Company; “SEC” means the US Securities and Exchange Commission;

“Security Interest” means any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of preemption (other than pursuant to the Articles or this Agreement)) or any mortgage, charge, pledge, lien or assignment, or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

“Share Purchase Agreement” means the share purchase agreement in the Agreed Form to be entered into at Completion between Benchmark and Eric Mosley relating to the purchase of 861 Ordinary Shares by Benchmark from Mr Edward Mosley;

“Shares” means shares in the capital of the Company, and “Shareholder” means a holder of Shares;

“Subpart F Income” bears the meaning set out in section 952 of the Code; “Subscription Price” bears the meaning set out in the Articles; “Subsidiary” means any subsidiary of the Company;

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“Tax” includes any present or future tax, levy, impost, duty or other charge of a similar nature (including any penalty, fine, charge, surcharge or interest payable in connection with any failure to pay or any delay in paying any of the same) and references in tm’s Agreement to “taxation” shall be interpreted accordingly, and “liability to taxation” shall be interpreted to include the disallowance or restriction of any loss, credit, relief or allowance for or in respect of tax;

“Taxation Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, court, tribunal, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax, including the Irish Revenue Commissioners;

“Taxation Statutes” means all statutes, statutory instruments, orders, enactments, laws, by-laws, directives, decrees and regulations, whether domestic or foreign, providing for or imposing any Tax;

“TCA” means the Taxes Consolidation Act, 1997;

“Trade Sale” means an Asset Sale or a Sale;

“Warranties” means the warranties, representations and undertakings of the Warrantors given in Clause 6 by reference to Schedule 3; and

“Warrantors” means the Company and the Individual Warrantor,

1.2	The Schedules following the operative part of this Agreement shall be deemed to be incorporated in this Agreement.

1.3	In this Agreement:

(a)	the Index and Clause headings are inserted for convenience only and shall not affect the construction of this Agreement;

(b)	words denoting the singular shall include the plural and vice versa;

(c)	words denoting one gender shall include each gender and all genders; and

(d)	references to persons shall be deemed to include references to natural persons, to firms, to partnerships, to bodies corporate, to associations, and to trusts (in each case whether or not having separate legal personality);

(e)	a reference to a “subsidiary” or “holding company” is to be construed in accordance with section 155 of the Companies Act, 1963, and a reference to a “parent undertaking” and “subsidiary undertaking” is to be construed in accordance with the European Communities (Companies: Group Accounts) Regulations, 1992.

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1.4	References in this Agreement to “Clauses” and “Schedules” are references to Clauses of this Agreement and schedules to this Agreement; references to paragraphs are, unless otherwise expressly provided, references to paragraphs of the Schedule in which the references appear and references to the “parties” or “party” are references to the parties or a party to this Agreement.

1.5	Words and phrases defined for the purposes of or in connection with any statutory provision shall, where the context so requires, be construed as having the same respective meanings in this Agreement.

1.6	Reference in this Agreement to statutory provisions shall, where the context so admits, and unless expressly provided otherwise, be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall, where the context so admits or requires, be construed as references to the corresponding provisions of any earlier legislation (whether repealed or not) directly or indirectly amended consolidated extended or replaced thereby or re-enacted and shall include where appropriate any orders, regulations, instruments or other subordinate legislation made under the relevant statute provided always that the operation of this Clause 1.6 shall not operate to or create (where one would not have otherwise arisen) or increase the liability of any of the Company or the Initial Shareholders or the Warrantors or any of the Covenantors in each case, as a consequence of any legislation or administrative practice (whether in Ireland, the European Union or elsewhere) not in force at the date hereof or any change in legislation or administrative practice (whether in the Ireland, the European Union or elsewhere) made after the Completion Date or any practice followed or amended or concession issued or withdrawn by any taxation authority or body after the Completion Date.

1.7	Where any statement is qualified by the expression “to the best of the knowledge information and belief of any person” or “so far as that person is aware” or any similar expression such qualifications shall be deemed to refer to the knowledge of the Covenantors and shall be deemed to include an additional statement that it has been made after the Warrantors have made due and careful enquiries.

1.8	The obligations of the parties under this Agreement shall be several unless provided otherwise or the context otherwise admits.

1.9	References in this Agreement to “includes”, “including” and “included” will be construed without limitation unless inconsistent with the context.

2.	CONDITIONS AND COMPLETION

2.1	Conditions

(a)	Except for Clause 2.1(b) and Clause 14, this Agreement is conditional upon the following matters having been fulfilled to the satisfaction of the Investors (or having been waived by each of them);

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(i)	immediately prior to the subscription by Atlas under this Agreement, the issued share capital and other details of the Company being as set out in Part 1 of Schedule 2;

(ii)	the Investors having approved the 2004 Business Plan;

(iii)	the passing of each of the Resolutions;

(iv)	there having been no breach of the Warranties;

(v)	the Company and each other relevant person having taken all actions necessary to comply with any relevant anti-money-laundering obligations to the satisfaction of each Investor;

(vi)	Edward Reynolds having resigned as a director of the Company, having ceased to be engaged by the Company in any capacity and haying delivered to the Company a signed letter of resignation in the Agreed Form;

(vii)	the Company having complied with the provisions of section 60 of the Companies Act, 1963 to enable the giving of financial assistance in connection with the acquisition of Shares pursuant to this Agreement and the Share Purchase Agreement; and

(viii)	the execution and delivery by Benchmark and Eric Mosley of the Share Purchase Agreement.

(b)	The Company, each of the Initial Shareholders and (in the case of the condition referred to in Clause 2.i(a)(v) only) Benchmark undertake to Atlas that they shall each use their respective reasonable endeavours to ensure the satisfaction of each of the conditions referred to in this Agreement as soon as possible without any financial commitment or expenditure being required of the Investors (or either of them).

(c)	If the conditions referred to in Clause 2.1(a) are not satisfied in full or waived on or before 30 September 2004, this Agreement shall cease to have effect except that Clause 2.1(b) and Clause 14 shall continue to apply.

(d)	This Agreement shall, as to any of its provisions remaining to be performed or capable of taking effect following Completion, remain in full force and effect following Completion.

(e)

Each of the Initial Shareholders undertake to Atlas that it shall procure that, prior to Completion, no member of the Group shall carry out any business other than the Business, incur any liability or obligation (other than in the normal course of business) or permit or effect any change to the Articles (save insofar as required to comply with the terms of this Agreement) or the Company’s memorandum of association or agree to vary the terms of any agreement to which the Company or

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any of them is a party or waive any conditions thereto (in each case other than in the ordinary course of business) without the prior written consent of Atlas; each of the Warrantors undertakes that the Warranties shall when repeated on Completion, subject to the Disclosure Letter, be true and accurate in all respects and to notify Atlas if the Warrantors (or any one of them) become aware of any fact or circumstance which results in any Warranty being incorrect or misleading when made or which might reasonably be regarded as resulting in any Warranty being inaccurate in any material respect when repeated on Completion. Each of the Initial Shareholders further undertakes to Atlas to procure that, prior to Completion, the business of the Group is carried on in the ordinary course and that no information concerning the Group is disclosed to any third party other than in the ordinary course of business.

2.2	Completion

Completion shall take place at the offices of the Investors’ Solicitors immediately upon the conditions set out in Clause 2.1(a) being satisfied or waived by the Investors (or such other place and time as the Company and the Investors may agree) when all of the following matters shall take place (to the extent they have not taken place prior to Completion);

(a)	the subscription by each of Atlas VI, Atlas VI KG and Atlas EF VI for an aggregate of 12,185 ‘A’ Shares at a price of EUR574.4768 per share (giving an aggregate subscription price of EUR6,999,999.81) (the number of shares to be subscribed by each of the Atlas entities being set out opposite its name in Part 3 of Schedule 1), which subscription price shall be delivered to the Company in the form either of (i) a bank draft drawn in favour of the Company or (ii) a telegraphic transfer to the Company’s bank account with Ulster Bank, Sort Code: 98-50-10, Account Number 27604016;

(b)	the existing Directors shall hold a board meeting of the Company at which:

(i)	the ‘A’ Shares subscribed by Atlas in accordance with Clause 2.2(a) shall be issued and allotted;

(ii)	Sonali De Rycker shall be appointed as the Atlas Director;

(iii)	Ciaran Lally as the secretary of the Company shall be instructed to write up the register of members of the Company to reflect the issue and subscription and payment referred to in Clause 2.2(a) and share certificates in respect of the ‘A’ Shares referred to in Clause 2.2(a) shall be issued in favour of and delivered to Atlas;

(iv)	the following documents shall be approved and their execution on behalf of the Company be authorised:

(A)	the Anti-Dilution Warrants; and

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(B)	the Management Rights Letters;

(v)	any other matters shall be dealt with in order that the details of the Company shall be as set out in Schedule 2 Part 2;

(c)	the Company shall sign and deliver the Anti-Dilution Warrants to the Investors and the Management Rights Letter to Atlas; and

(d)	the Company shall redeem the Convertible Loan Notes by remitting the sum of US$609,750 plus any interest payable under the terms of the Convertible Loan Notes to Benchmark (or as Benchmark shall direct).

3.	AUDITORS, BANKERS, REGISTERED OFFICE, ACCOUNTING REFERENCE DATE, SECRETARY

3.1	Unless otherwise agreed or required in writing by the Investor Majority, in respect of each member of the Group the accounting reference date shall be 31 December in each year.

3.2	The bankers and auditors of each member of the Group shall be appointed by the Board and may be removed by the Board with the consent of the Investor Majority from time to time,

4.	THE GROUP’S BUSINESS

4.1	Unless otherwise agreed in writing by the Investor Majority, the Company and/or each other member of the Group shall carry on the Business and no other business and all contracts, commitments and trading in respect of the Business shall be conducted through and in the name of the Company and each other member of the Group.

4.2	Subject always to Clause 12, each of the Initial Shareholders shall exercise their respective powers in relation to the Company so as to ensure that (so far as by the exercise of such powers they are able and subject to the Articles), and the Company undertakes to each of the Investors that it will conduct itself so that:

(a)	the Business is carried on and conducted in a proper manner and for the benefit of the Company and each other member of the Group and in material accordance with the 2004 Business Plan (and thereafter, the .Annual Budget and the Business Plan);

(b)	the Company and each other member of the Group transacts its business on arm’s length terms;

(c)	the Company and each other member of the Group shall not enter into any agreement or arrangement restricting its reasonable competitive freedom to provide and take goods and services by such means and from and to such persons as they may respectively think fit (including in particular any exclusive licence agreements in relation to any of the Company Intellectual Property);

(d)	the Company and each other member of the Group shall at all times maintain:

(i)	the insurance cover Disclosed or such cover as may be required by the Board and the board of directors of any subsidiary;

(ii)	a “Key Man” life assurance policy or policies with a life assurance office of repute approved by the Investor Majority on the lives of Eric Mosley, Derek Irvine and Ciaran Lally iii the amount of EUR500,000, each such policy to come into force as soon as practicable (and no later than three months) following Completion and to remain in force for so long as the insured remains a full time employee of the Group and to secure payment to the Company as beneficiary thereunder; and

(iii)	such other insurance cover as may be reasonably required by the Investor Majority (including, without limitation, insurance of all fixed assets, business interruption insurance, further key-man insurance for the Covenantors, insurance against loss of profits and consequential losses, public and employees’ liability, product liability, third party liability and so far as enforceable in law against claims for libel and defamation) in such manner and amounts as the Investor Majority may reasonably consider to be in accordance with good commercial practice, having regard to the business and assets and liabilities (including contingent liabilities), financial position, profits and losses and prospects of the Company; and

(iv)	directors’ and officers’ professional indemnity insurance to a level and on terms satisfactory to the Investors;

(e)	the Company and each other member of the Group shall not knowingly at any time after the date of this Agreement assign, charge or otherwise dispose of any interest in any policy or policies maintained in accordance with Clause 4.2(d) or do or omit to do anything whereby any of the same is rendered void or unenforceable by the Company or any other member of the Group;

(f)	if the Company and/or any other member of the Group requires any approval, consent or licence for carrying on its business in the places and in the manner in which it is tor the time being carried on or proposed to be carried on by it, the Company and any other member of the Group will take such steps as are reasonably necessary to maintain the same in full force and effect; and

(g)	the Company shall not change its accounting policies without the approval of the Investor Majority.

4.3	Each of the Initial Shareholders shall exercise their respective powers in relation to the Company and each other member of the Group so as to ensure (so far as by the exercise of such powers they are able and subject to the Articles) and the Company undertakes to the Investors to ensure and/or procure that:

(a)	the Company and each other member of the Group shall keep the Investors, as soon as reasonably practicable, fully informed of all material matters of which it is aware relating to the progress of the Business or of any other business from time to time carried on by the Company or the relevant other member of the Group (as the case may be) and shall provide the Investors with access at all reasonable times and upon giving reasonable notice to all documents and information reasonably required by each of them;

(b)	audited accounts for the Company and audited consolidated accounts for the Company and each other member of the Group (and other than any subsidiary undertaking which is permitted pursuant to the Acts to deliver unaudited accounts for the relevant financial period) complying with the Acts and prepared in accordance with generally accepted accounting principles and practices which are mandatory in Ireland at the time of the relevant financial period or date, and the audited accounts of the Company and each other member of the Group shall be prepared and reported on by the Auditors within 90 days from the end of the financial year in question and shall be forthwith thereafter delivered to the Investors;

(c)	the audited unconsolidated and consolidated accounts of the Company and each other member of the Group for each financial year shall be prepared under the historical cost convention and shall otherwise comply in all material respects with all relevant standard accounting practices and financial reporting standards;

(d)	the accounts referred to in Clause 4.3 (b) shall be laid before the relevant company in general meeting within a period of 120 days following the end of the financial year in question;

(e)	the Auditors shall, (as appropriate) at the expense of the Company and each subsidiary, certify the profits of the Company and each other member of the Group as disclosed in the audited accounts which are available for distribution for each financial year at the same time as they sign their report on the audited consolidated accounts of the Company for that financial year and the Auditors shall be given such assistance and information by the Company in connection with the performance of any duties imposed upon them hereunder or by the Articles;

(f)	not less than 60 days before the beginning of each financial year of the Company, commencing with the financial year ending 31 December 2005, it shall prepare on behalf of the Company and submit to the Board and to the investors both:

(i)	a business plan, setting out the strategic goals for the next three financial years for the Company and each other member of the Group, showing proposed sales and product development strategies, material commitments for each such financial year and to be in such form and to contain such other information as the Investors {or either of them) may reasonably require, such requirement for further information having been notified to the Board not later than 60 days before the beginning of each financial year of the Company (the “Business Plan”); and

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(ii)	itemised individual and consolidated revenue and capital budgets for 1 year in detail and 2 years in overview for the Company and each other member of the Group, showing proposed revenues, expenses and capital expenditure trading and cash flow figures arid all anticipated material commitments for each such financial year and to be in such form and to contain such other information as the Investors (or either of them) may reasonably require, such requirement for further information having been notified to the Board not later than 60 days before the beginning of each financial year of the Company (the “Annual Budget”), and for the avoidance of doubt the Annual Budget and Business Plan may be presented in one document

(g)	each Annual Budget and Business Plan (including for the avoidance of doubt, the 2004 Business Plan) shall not be implemented until approved by the Board and the Investors (in the case of Investors, by each Investor Director), such approval not to be unreasonably withheld or delayed, but shall be deemed to have been approved by the Investors unless an Investor or an Investor Director (as the case may be) notifies the Board within 21 days of submission of the relevant Annual Budget and Business Plan to it that they are not approved. In the event of any dispute as to any Annual Budget, the Investors shall act in good faith and use their reasonable endeavours so as to resolve any such dispute, and so that until such time that any such Annual Budget is agreed, the provisions of the last quarter of the preceding agreed Annual Budget for the year in question shall prevail (indexed by reference to the previous quarterly period of inflation for each quarter). Any agreed Annual Budget shall be deemed to amend the relevant projections in the Business Plan accordingly and for the purposes of Clause 4.2(a) (but not further or otherwise) and so that until the Annual Budget is agreed the provisions of the previous Annual Budget shall prevail. In the event of any dispute as to any Business Plan, the provisions in this Clause for resolving disputes over the Annual Budget will apply mutatis mutandis, save that, where agreement cannot be reached, the provisions of the previous Business Plan shall prevail;

(h)

Quarterly Management Accounts are prepared, the first of which shall commence on 1 July 2004, such accounts to include (in addition to any further information or details which the Board or the Investors (or either of them) may reasonably require), (such requirement for further information having been notified to the Board not later than 30 days before the beginning of each financial period to which the Quarterly Management Accounts relate) a consolidated profit and loss account, balance sheet and cash flow statement. Such Quarterly Management Accounts shall refer to any known material matter occurring in or relating to the period in question, including a statement of any material variation from and a comparison with the revenue budget then relevant, comparing the results shown in

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each set of Quarterly Management Accounts with the results for the corresponding period in the previous year and with the relevant Annual Budget and Business Plan, and itemising all material transactions referred to in the capital budget entered into by the Group during that period. Such Quarterly Management Accounts shall then be submitted to the Board and the Investors within 30 days from the end of the relevant quarter to which they relate and considered at the first board meeting following such submission;

(i)	a Monthly Management Report is prepared in respect of each member of the Group within 10 Business Days of the end of the calendar month to which it relates, such report to be submitted to the Investors and the Board within 10 Business Days from the end of the calendar month to which it relates and shall be considered at the first board meeting following such submissions;

(j)	a 13 weekly cash flow forecast is prepared in respect of each member of the Group for ever}’ quarter of the calendar year after Completion, such forecast to be submitted to the Investors and the Board within 21 days of the beginning of the relevant quarter to which it relates and shall be considered at the first board meeting following such submission;

(k)	details of the cash balance in respect of each member of the Group are delivered on a monthly basis to the Investors;

(l)	the Investors are supplied with such information (as is known) of any actual or prospective material change in the financial position, business or property of any member of the Group as soon as each (or any one of) the Initial Shareholders becomes aware of such;

(m)	the Investors are supplied with such other financial or management information relating to the Group as the Investors (or either of them) may request from time to time, including:-

(i)	by undertaking a review of the adequacy of the information systems used by the Group (if requested by the Investors (or either of them));

(ii)	any information required by an Investor to comply with their own regular reporting obligations to their investors;

(iii)	an annual report detailing turnover by country and any additional related information that is required by an Investor to analyse future competition law notification requirements; and

(iv)	any information required by an Investor to determine for US tax purposes whether the Company is a “controlled foreign corporation”;

(n)	the Investors are able to inspect the properties of the Group on reasonable notice; and

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(o)	the Investors and each Investor Director are able to discuss any information and any other matters relating to the business, affairs and financial position of the Group with any officer, senior employee, bankers, auditors and other advisers to the Group and the Company and the Covenantors shall instruct all of such persons to discuss and make available, to the Investors such information relating to the Group as the Investors may request.

4.4	Each item of financial information which is prepared pursuant to Clause 4.3 (including the audited unconsolidated and consolidated accounts, of the Company and each other member of the Group for each financial year, the Quarterly Management Accounts and the Monthly Management Report) shall be prepared in compliance with generally accepted accounting principles in the United States of America.

4.5	If any member of the Group shall, for whatever reason at any time, fail in any material respect to perform, or shall be in material breach of, its obligations under Clause 4.3, if such non-performance or breach has not been remedied by any member of the Group within 60 days after receipt of written notification from an Investor specifying the breach or non-performance to the reasonable satisfaction of the notifying party, then the Investor shall be entitled (without prejudice to any other remedies or rights which it may have in respect of any such non-performance or breach) to appoint an independent accountant or accountants of its own choosing (subject to appropriate undertakings as to confidentiality) to investigate each relevant member of the Group with a view to obtaining the information which was not supplied pursuant to any of those Clauses and in the event that such accountants shall be so appointed:

(a)	the Company shall afford, or shall procure so far as it reasonably able (in respect of each member of the Group) that there shall be afforded by any necessary third party, to such accountant or accountants such reasonable assistance and co-operation (including without prejudice to the generality of the foregoing full and unrestricted access to the accounting books and records) as he or they may from time to time reasonably request; and

(b)	the reasonable costs of and incidental to any such appointment shall be paid by the Company,;

5.	DIVIDEND POLICY

No dividend shall be declared, made or paid without the prior written consent of the Investor Majority and a resolution of the Board.

6.	WARRANTIES

6.1	The Warrantors hereby jointly and severally warrant and represent to Atlas that each of the statements set out in Schedule 3 is true, accurate and not misleading as at the date of this Agreement (but subject to the provisions of Clause 6.6).

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6.2	Each of the Warrantors acknowledges that Atlas, in entering into this Agreement, has relied on the Warranties which have also been given as representations with the intention of inducing Atlas to enter into this Agreement.

6.3	Immediately prior to Completion each of the Warrantors shall be deemed to warrant to Atlas in the terms of the Warranties but so that where there is an express or implied reference therein to “the date of this Agreement” that reference is to be also construed as a reference to “date of Completion”.

6.4	The Individual Warrantor confirms to Atlas that, having made all reasonable enquiries, he is not aware, as at the date of this Agreement and as at Completion of any breach of the Warranties furnished by the Company.

6.5	Each Warranty shall be construed as a separate and independent provision and shall continue in full force and effect after Completion.

6.6	The Warranties are qualified by matters Disclosed and by any matter expressly provided for under this Agreement and by any matter of which Sonali De Rycker of Atlas is at the date hereof actually aware and references to the “actual awareness of Atlas” or to any matter of which Atlas is actually aware shall be construed so as to be limited to the matters of which Sonali be Rycker (and no other officer of Atlas) is actually aware. Save for the foregoing qualification with respect to the actual awareness of Sonali De Rycker, no other information relating to any member of the Group of which Atlas has knowledge (actual or constructive) nor any investigation, audit, inquiry or examination made by or on behalf of Atlas at any time whether before or after the date of this Agreement shall diminish the effect of any representation, warranty or undertaking contained in this Agreement or prejudice any claim made thereunder or operate to reduce any amount recoverable thereunder. Notwithstanding any statement to the contrary in the Disclosure Letter the Disclosure Letter shall only qualify, the Warranties insofar as disclosure made thereunder is fair. Each of the Warrantors also agrees, and acknowledges to Atlas that any matters disclosed in drafts of the Disclosure Letter, or in requested amendments to the Warranties, which are neither contained in the final Disclosure Letter nor in the final text of the Warranties shall be deemed not to be Disclosed and Atlas shall be deemed not to have knowledge of any such matters and the Warrantors undertake to Atlas not to raise the knowledge of Atlas of any such matters as a defence to any Claim.

6.7	Each of the Warrantors covenants with and undertakes to Atlas that it will disclose forthwith (after becoming aware of it) in writing to Atlas any matter or thing which may arise or become known to it after the date of this Agreement and before Completion which may reasonably be considered to be inconsistent with any of the Warranties as if they were continuously repeated down to and including Completion.

6.8	The liability of each of the Warrantors under the Warranties shall be limited if and to the extent, that the Limitations apply, provided always that the Limitations will not apply in regard to a claim under the Warranties against the Warrantors where such Claim arises as a result of fraud, dishonesty, wilful misstatement or wilful omission by or on behalf of such Warrantor.

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6.9	Any sum payable by the Company to Atlas pursuant to this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by any applicable law.

6.10	If any deduction or withholding is required by law to be made from any sum payable by the Company pursuant to this Agreement, the Company shall be obliged to pay to Atlas such sum as will after the deduction or withholding has been made, leave Atlas with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

6.11	The Individual Warrantor undertakes not to make any claim against a Group Company or a director, officer or employee of a Group Company which he may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by a Group Company or a director, officer or employee of a Group Company for the purpose of assisting the Warrantors to make a representation, give a Warranty or prepare the Disclosure Letter and the Company undertakes not to make any such claim against the Individual Warrantor.

6.12	The Company shall not enter into any deed of contribution or any other agreement with the Individual Warrantor which might compel it to make a contribution in respect of any claim successfully made against the Individual Warrantor for breach of any of the Warranties.

6.13	Each of the Initial Shareholders who are party to either or both of the Initial Shareholders’ Agreements confirms to each of the Investors that there is no claim outstanding on the part of any such Initial Shareholders under either or both of the Initial Shareholders’ Agreements and further that they are not aware of any entitlement to make a claim in respect of a breach of any of the warranties and/or any indemnities furnished by the Company under any such agreements and that they are not currently formulating a claim for a breach of any such warranties or indemnities.

6.14	If and to the extent that the Individual Warrantor is liable to Atlas in respect of any Claim, the Individual Warrantor may elect (with the prior written consent of the Investor Majority) to satisfy such liability by the transfer to Atlas (or its nominee) of such number of Shares as is equal to “X” in that particular case, where “X” is determined in accordance with Clause 6.16. The Company and each of the Initial Shareholders undertake to Atlas that if any Shares so transferred are not ‘A’ Shares, they shall as soon as reasonably practicable take all actions necessary to convert such Shares into ‘A’ Shares.

6.15	If and to the extent that the Company is liable to Atlas in respect of any Claim, the Company may elect (with the prior written consent of the Investor Majority) to satisfy such liability by the issue to Atlas (or its nominee) of such number of ‘A’ Shares as is equal to “X” in that particular case, where “X” is determined in accordance with Clause 6.16.

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6.16	For the purposes of Clauses 6.14 and 6.15, “X” shall be determined as follows:

X	=	(C + T)	divided by	N x SP – C
N

and where:

“C” is the amount of the relevant Claim by Atlas;

“T” is the amount of any stamp duty or oilier taxes payable by Atlas (or its nominee) in respect of the transfer of Shares pursuant to Clause 6.14;

“N” is the Fully Diluted Share Capital as at the date of the transfer or issue of Shares (as the case may be) pursuant to Clause 6.14 or 6.15; and

“SP” is the then most recent subscription price paid per ‘A’ Share.

7.	WAIVER

7.1	Benchmark and each of the Initial Shareholders waive their rights under the Articles and otherwise:

(a)	to be allotted any of the ‘A’ Shares to be allotted to Atlas pursuant to this Agreement; and

(b)	to be offered the opportunity to acquire, or to subscribe for, the Shares which may be acquired or subscribed by Atlas pursuant to Clause 6.14 or Clause 6.15.

7.2	Each of the Initial Shareholders waives its rights under the Articles and otherwise to be offered the opportunity to acquire, or to acquire, the Shares which are to be acquired by Benchmark pursuant to the Share Purchase Agreement.

7.3	Each of the Initial Shareholders waives its rights under the Articles and otherwise:

(a)	to be allotted any Shares which may be allotted at the discretion of the Board, subject to Clause 12, pursuant to the Existing ESOPs;

(b)	to be allotted any Shares which may be allotted, subject to the consent of the Investor Majority having been obtained, in connection with a bona fide business acquisition of the Company;

(c)	to be allotted any Shares which may be allotted, subject to the consent of the Investor Majority having been obtained, pursuant to strategic transactions, equipment lease financings or bank credit arrangements entered into for primarily non-equity financing purposes; and

(d)	to be allotted any Shares which may be allotted pursuant to any exercise by Atlas or Benchmark of the Anti-Dilution Warrants.

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7.4	Each of the Investors waives its right under the Articles and otherwise to be allotted any Shares which may be allotted pursuant to any exercise by other Investor of an Anti-Dilution Warrant.

8.	USE OF SUBSCRIPTION MONEY

The Company undertakes to the Investors that the monies subscribed by it pursuant to this Agreement shall be used exclusively:-

(a)	to enable the Company and/or any other member of the Group to expand the Business in accordance with the 2004 Business Plan;

(b)	to redeem the Convertible Loan Notes pursuant to Clause 2.2(d);

(c)	to repay the amounts owing by the Company pursuant to the bridging facility made available to the Company by Bank of Ireland on or about 4 June 2004; and

(d)	to repay any amounts owing by the Company to Bank of Ireland pursuant to the existing invoice discounting facility winch the Company has with Bank of Ireland.

9.	APPOINTMENT OF DIRECTORS

9.1	The appointment, dismissal and conduct of Directors shall be regulated in accordance with this Agreement and the Articles.

9.2	The maximum number of Directors of the board of each company in the Group holding office at any time shall be five, unless otherwise expressly agreed in advance in writing by the Investor Majority.

9.3	For so long as Benchmark (together with its Permitted Transferees) holds not less than the Investor Minimum Percentage, it shall be entitled:-

(a)	to appoint one person as a Director and to remove from office any person so appointed and to appoint another person in his place. Each such appointee shall have the right to be appointed as a non-executive director of each subsidiary of the Company and to be appointed to (i) any committee or sub-committee of or established by the Board (or any committee thereof) and (ii) any committee or sub-committee of or established by the board of directors of any subsidiary. If Benchmark (together with its Permitted Transferees) ceases to hold the Investor Minimum Percentage it shall forthwith upon so ceasing procure that the person nominated by it pursuant to this Clause shall resign without any claim against the Company; and

(b)	to nominate an observer to attend board meetings of the Company or any member of the Group. Any such observer shall not be entitled to vote at any such meeting.

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9.4	For so long as Atlas (together with its Permitted Transferees) holds not less than the Investor Minimum Percentage, Atlas VI shall be entitled:-

(a)	to appoint one person as a Director and to remove from office any person so appointed and to appoint another person in his place. Each such appointee shall have the right to be appointed as a non-executive director of each subsidiary of the Company and to be appointed to (i) any committee or sub-committee of or established by the Board (or any committee thereof) and (ii) any committee or sub-committee of or established by the board of directors of any subsidiary. If Atlas (together with its Permitted Transferees) ceases to hold the Investor Minimum Percentage it shall forthwith upon so ceasing procure that the person nominated by Atlas VI pursuant to this Clause shall resign without any claim against the Company; and

(b)	to nominate an observer to attend board meetings of the Company or any member of the Group. Any such observer shall not be entitled to vote at any such meeting.

9.5	The Company hereby agrees to procure that, and each of the Initial Shareholders hereby agrees to procure insofar as it is in their power to do so, that any observer nominated pursuant to Clause 9.3 or 9.4 receives an invitation to attend board meetings of the relevant member of the Group together with the appropriate notice of meeting and board papers and is permitted to attend such board meeting, in each case as if he were a director of the member of the Group in question (subject to the restrictions on voting rights referred to in Clauses 9.3 and 9.4) and the provisions of paragraph (a) of Clauses 9.3 and paragraph (a) of Clause 9.4 relating to removal and replacement of Investor Directors shall apply mutatis mutandis to any observer nominated pursuant to Clause 9.3 or 9.4,

9.6	The Board shall, subject to the prior consent of the Investor Majority, be entitled to appoint, remove and replace from time to time (in accordance with the Articles in the case of the Company) the Chief Executive Officer of the Company from time to time, who shall also be a Director of the board of directors of each member of the Group.

9.7	Following Completion, the Company shall seek to identify a person acceptable to the Investors to act as non-executive Chairman of the Board (“Chairman”). Upon such person being identified and agreeing to so act, the Board shall, with the prior consent of the Investor Majority, be entitled to appoint such person as a Director and thereafter to remove and replace such person from time to time.

9.8	If the Chairman is unable to attend any meeting of the Board or of the Company or of any Group Company, the Directors shall be entitled to appoint another Director to act in his place for that meeting.

9.9	An Investor Director shall be entitled to pass to the Investor which nominated him and to its respective professional advisers full details of any information concerning any Group Company and the Business (whether or not of a confidential nature) which may come into his or their possession as a Director, provided that in each case such information is kept confidential.

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9.10	Notwithstanding any provision of the Articles, each Investor Director and person appointed to the board of directors of a subsidiary of the Company by an Investor shall be entitled to appoint any person to be an alternate director, shall not be required to hold any share qualification, shall not be subject to retirement by rotation and shall not be removed except by the Investor which nominated him.

9.11	The Investor Directors shall provide their services only as non-executive Directors and the Company shall pay to each Investor Director all reasonable vouched travel and associated expenses based on the Company’s travel policy incurred in connection with such office as Director and thereafter as agreed between the Investors and the Company. All expenses incurred by an Investor Director in the course of his duties as a Director and all such, amounts shall be payable to the relevant Investor.

9.12	The parties to this Agreement agree to exercise all of their rights and powers to procure that the provisions of this Clause 9 shall be complied with by each Group Company (other than the Company) where appropriate.

10.	INVESTORS’ RIGHTS

10.1	For so long as there is no Investor Director nominated by a particular Investor holding office and that Investor (together with its Permitted Transferees) holds the Investor Minimum Percentage (or for so long as a notification from that Investor under Clause 10.2 is in force) the requirements under this Agreement to obtain the consent or approval or comply with the directions or requests of, or provide documents, notices or other information to, the Investor Director nominated by that Investor, shall be replaced by a requirement to obtain such consents or approvals, or comply with the directions or requests of, or provide such documents notices or other information to, that Investor or such person as that Investor shall nominate by notice to the Company.

10.2	An Investor shall be entitled at any time and from time to time following Completion to notify the Company that the Investor Director nominated by that person is not, until that Investor notifies the Company otherwise, to be treated for the purposes of this Agreement as an Investor Director nominated by that Investor so that the provisions of Clause 10.1 shall take effect but such notification shall be without prejudice to the right of the relevant Investor Director to remain as a Director unless and until removed from office pursuant to Article 21.

11.	DIRECTORS’ MEETINGS

11.1	No business shall be transacted at any meeting of the Board unless a quorum is present in accordance with the Articles:-

(a)	one of whom (for so long as Atlas (together with its Permitted Transferees) holds the Investor Minimum Percentage) shall be the Atlas Director (or his/her alternate); and

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(b)	one of whom (for so long as Benchmark (together with its Permitted Transferees) holds the Investor Minimum Percentage) shall be the Benchmark Director (or his/her alternate), provided that if any such quorum is not present within 30 minutes following the time of the meeting of the Board, the Directors present at any adjourned meeting which is held not less than seven days after the first meeting shall constitute a valid quorum of the Board on that occasion.

11.2	The Company undertakes to the Investors to procure that at least 10 board meetings of the Company shall be held each calendar year (at not more than six weekly intervals).

11.3	Unless the Investor Majority shall otherwise consent in writing, not less than five days notice shall be given to each director and each Investor of each meeting of the Board.

11.4	Subject to Clause 12, resolutions of the Board shall be decided by a simple majority of votes cast for or against the- resolution. The Chairman shall not have a casting vote in the event of a deadlock.

11.5	Unless otherwise agreed by the Board and the Investor Majority or both Investor Directors, all Board papers for board meetings will be sent to all Directors prior to the relevant board meeting and, unless otherwise agreed by the Board and the Investor Majority or both Investor Directors, draft minutes of board meetings will be sent as soon as practicable after the holding of the relevant meeting.

12.	MATTERS REQUIRING CONSENT

12.1	Each of the Initial Shareholders undertakes to the Investor Majority to procure that, insofar as it is in their power to do so, the Company and each member of the Group shall not take:-

(a)	any of the actions set out in Clause 12.2 below without the prior written consent of the Investor Majority; and

(b)	any of the actions set out in Clause 12.3 below without the prior written consent of each of the Investor Directors,

(together, the “Reserved Matters”)

12.2	The Reserved Matters referred to in Clause 12.1(a) are as follows:

(a)

the allotment, issue, redemption or purchase of any shares or loan capital or instrument carrying rights of conversion into share or loan capital or securities or grant to any person of any option (or varying the terms of any option already granted), warrant or right to call for the issue of any shares or loan capital or instrument carrying rights of conversion into share or loan capital or securities or increase or reduction of its authorised or issued share capital or reorganisation, sub division, consolidation, redesignation or other variation of its share capital in

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any way, or reduction of the amount, if any standing, to the credit of the share premium account or capital redemption reserve or any other reserve of the company;

(b)	any alteration of its Memorandum or Articles of Association (including adoption of a new Memorandum or Articles of Association), or the passing of any special resolution or the passing of any resolution for the winding-up of the member of the Group and any alteration to the rights attaching to the ‘A’ Shares;

(c)	the sale, disposal or transfer of the whole or substantially the whole of its business and/or the assets;

(d)	the entry into or making or otherwise permitting to occur of any sale, transfer, lease, licence (whether exclusive or not) or other periodic agreement or agreement for sale, transfer, lease, licence or other disposition of the whole or a substantial part of its business or undertaking or of any of its assets having a book or market value in excess of EUR100,000 or the disposal of any share in the capital of any Group Company, whether by a single transaction or by a series of transactions;

(e)	a Sale or Listing;

(f)	the acquisition of the Company by any person by means of a merger, consolidation or re-organisation;

(g)	a Qualified Liquidity Event;

(h)	the transfer of any Shares which would result in a Change of Control;

(i)	the entering into any agreement which grants registration rights in respect of any Shares (otherwise than pursuant to this Agreement) with any person other than an Investor;

(j)	the making or declaration of any dividend or other distribution in respect of the Shares;

(k)	the making of any payment, or incurring or entry into or varying or carrying out of any commitment or act whatsoever (save as otherwise expressly provided for in any Annual Budget and Business Plan)’other than in the normal course of its business and on arm’s length commercial terms or whereby the member of the Group would receive less than a fair commercial price for any of its services or goods (or the licence of any of its Intellectual Property) or the undertaking of any business other than the Business, or any change in the nature or scope of the Business, or cessation of the Business save as envisaged in the then current Annual Budget and Business Plan;

(l)	the liquidation, dissolution or winding up of any Group Company, either voluntarily or involuntarily, or the filing of any petition for the appointment of an administrator or liquidator or the invitation to any person to appoint an administrative receiver or the entering into of any compromise or arrangement with its creditors generally;

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(m)	the entry into any joint venture or partnership (where the partners or members of the partnership have liability for the acts or the obligations of any such partner or member) or any profit sharing agreement (other than routine arrangements wholly within the ordinary course of business) or the subscription for or acquisition of any interest (whether on their own behalf or as nominee) in the share capital or instruments convertible into the share capital or of the assets and undertaking of any other company or other body corporate or entity or the making of any other investment in the same;

(n)	save to the extent expressly provided for in the Annual Budget or Business Plan, the incurring of any borrowings or finance obligations (but excluding leasing, hire purchase and similar arrangements in relation to computer hardware and associated goods), or the making of any loans or advances or the giving of any credit other than normal trade credit otherwise than any credit in the ordinary course of business, or payment of any commissions to any third parties in relation to the obtaining of any business outside of the ordinary course of business;

(o)	the creation or issue or permission to come into being of any Security Interest upon any part of its property or assets or uncalled capital or the creation or issue of any debenture or debenture stock or the obtaining of any advance or credit in any form exceeding EUR100,000 in aggregate other than normal trade credit, whether by a single transaction or by a series of transactions;

(p)	the grant of any guarantee, bond, indemnity or other like instrument other than in the ordinary course of its business or which, in aggregate, with any other guarantee, bond, indemnity or other like instrument involves a liability or potential liability in excess of EUR100,000 whether by a single transaction or a series of transactions; and

(q)	other than pursuant to this Agreement the increase, reduction, repayment, purchase (or repurchase), sub-division, consolidation or other variation of the share capital of any member of the Group, or the reduction of the amount (if any) standing to the credit of any non-distributable reserve (including the share premium account or capital redemption reserve).

12.3	The Reserved Matters referred to in Clause 12.1(b) are as follows:

(a)	the incurring or entry into any capital or onerous commitments (including, without limitation, in respect of any hire purchase, lease purchase or other leasing obligation) in aggregate, in excess of EUR50,000 in any one financial year of the Company whether by a single transaction or by a series of transactions, which has or have not been specified in any Annual Budget and Business Plan or otherwise materially vary the terms of any such commitment so approved;

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(b)	the entry into of any agreement for the supply of goods or services to the Company where the aggregate amounts payable thereunder would exceed EUR10,000 in any one financial year of the Company whether by a single transaction or a series of transactions, other than as set out in the Annual Budget and Business Plan;

(c)	the purchase of any asset or stocks for a consideration in excess of in total EUR100,000 save as expressly provided for in the Annual Budget and Business Plan;

(d)	save to the extent expressly provided for in the Annual Budget or Business Plan, the entry into of any factoring or like agreements or trade finance or other arrangements entered into primarily as a method of raising finance but not shown as borrowings on the balance sheet of the company receiving credit or incurring liabilities primarily in connection with the raising of finance but which are off- balance-sheet by reason of being contingent, conditional, limited recourse or netted-out against an asset or otherwise;

(e)	save to the extent expressly provided for in the Annual Budget or Business Plan, the making of any payment of fees or emoluments (other than in the normal course of employment), or the incurring or entry into or variance of any liability or commitment whatsoever or making or varying any agreement or arrangement whatsoever with, any director of the Comply (other than an investor Director or his associates) or any Connected Person of a Director or their associates or any Initial Shareholder or any Connected Person of a Initial Shareholder or option holder or their associates and for this purpose any bonus payments shall be regarded as outside the normal course of employment;

(f)	the creation of any employee option scheme or pool or arrangement or any other option scheme or any similar arrangement including, without limit, the creation of the rules, or the variation of the rules, of any such scheme and the grant of options pursuant to such scheme;

(g)	the entry into of any arrangement or agreement or variation thereof with any person who is an officer, employee of or consultant to any Group Company and who has an entitlement to basic remuneration, or as applicable, fees of, EUR60,000 or more (these persons, shall be known as “Relevant Persons” for the purpose of this Clause 12.3) of the Company;

(h)	the appointment, removal or any replacement of the CEO, a managing director, chief financial officer or any other Relevant Person;

(i)	the entry into of any agreement or arrangements whereby any person would or might receive remuneration calculated by reference to the Company’s income or profits;

(j)	the entry into of any contract, transaction or arrangement with any Connected Person of an Initial Shareholder;

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(k)	increase the remuneration of any of its directors or senior executives or Relevant Persons or recruit any personnel who will have an entitlement to remuneration of EUR60,000 or more, including any new CEO or chief financial officer;

(l)	the granting to any person or the making of a payment to any ex-director or ex-employee in excess of that approved by the Board;

(m)	introduction of any executive or employee stock or share option or profit sharing or bonus or commission scheme of any nature whatsoever;

(n)	any change in the name of the Company or any Group Company;

(o)	the licensing, transfer, assignment or other dealing in any way with any Intellectual Property of the Company (including the granting of any encumbrance) otherwise than in the ordinary course of business;

(p)	the payment or agreement to pay any royalty or similar payment to any person otherwise than in the ordinary course of business;

(q)	the making of any material change in accounting policies or principles save with the prior approval of the Auditors;

(r)	any reorganisation of the Group;

(s)	any increase or decrease in the authorised number of directors of the Company;

(t)	the initiation, conduct or settlement of any material litigation; and

(u)	any change to the identity of the Company’s bankers or to the Auditors.

12.4	If the consent of the Investor Majority is requested by notice in writing in respect of a Reserved Matter and no response has been received by the Company within 20 Business Days from Benchmark or Atlas then the consent of Benchmark or Atlas (as the case may be) shall be deemed to have been not given to the Reserved Matter for which consent was sought.

12.5	The expression ‘the Company’ or any matter or item relating to the Company in the Reserved Matters shall include any subsidiary of the Company from time to time or any matter or item relating to such a subsidiary, respectively, to the intent and effect that each of the provisions of this Clause shall apply in relation to each subsidiary as they apply in relation to the Company.

12.6	The Investor Majority hereby agrees that it shall from time to time consider a request from the Company to review upwards the financial limits set out in the Reserved Matters and if the Investor Majority so consents, such limits shall be so amended.

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13.	TRANSFER OR ISSUE OF SHARES; ADDITIONAL AGREEMENTS

13.1	No party may transfer any Shares other than in accordance with the Articles.

13.2	Unless otherwise agreed in writing by the Investor- Majority, or pursuant to the terms of Articles 5 or 9 of the Articles, none of the Initial Shareholders (nor their Permitted Transferee) shall be entitled at any time during the period commencing on the date of this Agreement and ending on the date six months after the date of a Listing to transfer or pledge any Shares (or any interest (whether legal, equitable or otherwise) in Shares) then held by such holder.

13.3	Save with the prior written consent of the Investor Majority, no Shares shall be transferred to a person who is not already a party to this Agreement unless that person has executed a Deed of Adherence and no Shares or securities convertible into shares shall be issued or allotted to a person who is not already a party to this Agreement unless that person has executed a Deed of Adherence.

13.4	Each, of the Initial Shareholders hereby irrevocably and unconditionally appoints the Company Secretary as his lawful attorney for and in his name to execute and deliver all deeds of adherence referred to in Clause 13.3 and the Company Secretary shall, when required pursuant to this Agreement to execute and deliver such deeds of adherence, execute, and deliver such deeds of adherence as soon as is reasonably practicable.

13.5	Save as permitted by this Clause 13 or the Articles, no party shall:

(a)	pledge, mortgage, charge or otherwise encumber any Share or any interest in any Share;

(b)	grant any option over any Share or any interest in any Share; or

(c)	enter into any agreement in respect of the votes attached to any Share.

13.6	Each of the parties hereto shall exercise their respective powers in respect of the Company to procure (in so far as they are reasonably able, having regard to those powers) that the Board shall not approve for registration any transfer of Shares which is not carried out in accordance with this Agreement and the Articles.

13.7	Notwithstanding any other provisions of this Agreement or the Articles to the contrary and without prejudice to the rights of the Investors pursuant to Clause 12 of this Agreement;

(a)	the Company shall not, and each of the Initial Shareholders shall procure insofar as it is in their power to do so that the Company shall not, without, the prior written consent of the Investors, issue or allot any Shares to any person if following such issue or allotment the Company, in the reasonable opinion of counsel or accountants appointed by the Investors (or either of them), would be either a CFC or FPHC with respect to the Shares held by an Investor;

(b)	in the event that the Company is, in the reasonable opinion of counsel or accountants appointed by the Investors (or either of them) determined to be either

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a CFC or FPHC with respect to the Shares held by an Investor, the Company shall and each of the Initial Shareholders shall procure that the Company shall, to the extent permitted by law, on demand from that Investor, make dividend distributions to that Investor in an amount equal to 50% of any income deemed distributed to that Investor pursuant to either section 951 or section 551 of the Code;

(c)	in the event that the Company is, in the reasonable opinion of counsel or accountants appointed by the Investors (or either of them), either a CFC or a FPHC with respect to any Shares held by an Investor, the Company and each of the Initial Shareholders shall use their reasonable endeavours to ensure that the Company does not generate:

(i)	any Subpart F Income (as such term is defined in section 952 of the Code) in any financial year in respect of which the Company is, in the reasonable opinion of counsel or accountants appointed by the Investors (or either of them), a CFC;

(ii)	any FPHC Income in any financial year in respect of which the Company is, in the reasonable opinion of counsel or accountants appointed by the Investors (or either of them), a FPHC;

(d)	in connection with the QEF Election made by an Investor with respect to the Company, in the event that an Investor notifies the Company in writing that it has made a QEF Election, the Company shall and each of the Initial Shareholders shall procure that the Company shall:

(i)	provide to that Investor an annual financial statement in the form set out in Schedule 6 on or prior to March 31 of the year following the year with respect to which such statement relates along with any other information requested by that Investor in connection with such election; and

(ii)	during business hours, provide access to that Investor to the Company’s books, records, documents, information and employees as is reasonably required by that Investor in order that it may prepare and file US federal income tax returns in connection with such QEF Election; and

(e)	the Company shall, and each of the Initial Shareholders shall procure that the Company shall, take such action including, without limitation, making an election to be treated as a corporation (for US federal income tax purposes) or refraining from making an election to be treated as a partnership (for US federal income tax purposes) as may be required in the reasonable opinion of counsel or accountants appointed by the Investors (or either of them), to ensure mat the Company is, at all times, treated as a corporation for United States federal income tax purposes;

(f)

in the event that an Investor is required to include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to section 1293 of the Code, the Company shall and each of the Initial

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Shareholders shall procure that the Company shall, to the extent permitted by law, make dividend distributions, to that Investor (not later than 90 days following the end of mat Investor’s taxable year) of an amount equal to 50% of the amount so included by that Investor.

14.	NON-DISCLOSURE OF INFORMATION AND ANNOUNCEMENTS

14.1	Subject to Clause 14.2, except to the extent necessary to comply with the law or any requirements of a recognised stock exchange or other competent regulatory authority from time to time in force, and save as permitted by this Agreement, none of the parties shall divulge or communicate to any person:

(a)	any information regarding this Agreement and the investment by Atlas in the Company pursuant to this Agreement;

(b)	any of the trade secrets or confidential knowledge of the Company or any subsidiary or of an Investor; or

(c)	any financial information or trading information relating to the Company or any subsidiary or of an Investor which a party may receive or obtain as a result of entering into this Agreement.

14.2	Notwithstanding Clause 14.1, an Investor may pass any information which relates to this Agreement or the Company to:

(a)	any adviser to, trustee or manager of, or investor or prospective investor in, the Investor’s fund; and

(b)	the Investor’s investment adviser and any of its other professional advisers.

14.3	in the event of any disclosure of information referred to in Clause 14.1 above which is required by law or by a recognised investment exchange or other competent regulatory authority from time to time in force, the disclosing party shall use its reasonable endeavours to ensure that all information so disclosed shall be kept confidential by the person to whom it is disclosed.

14.4	Within 60 days of Completion, the Company may issue an announcement (in a form approved in advance in writing by the Investor Majority) confirming the investment by Atlas in the Company under this Agreement, provided that such announcement shall not disclose the specific terms on which Atlas has invested in the Company nor the amounts invested by it (unless agreed in advance in writing by the Investors). No other announcement regarding the matters contemplated by this Agreement shall, unless required by law or any requirements of a recognised stock exchange or other competent regulatory authority from time to time in force, be made without the prior written consent of the Investors, such consent to be given entirely at the discretion of the Investors.

14.5	The restrictions contained in this Clause 14 shall continue to apply after the expiration or sooner termination of this Agreement without limit as to time but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the party so restricted.

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15.	DURATION

This Agreement shall continue in full, force and effect until the first to occur of the following events:

15.1	the express written agreement of the parties that this Agreement should cease; or

15.2	a Sale or a Listing of all of the Shares to the issued share capital of the Company, provided that Clauses 13.2 and 13.7 and 21 shall continue to bind each of the Initial Shareholders thereafter to such extent and for so long as may be necessary to give effect to the rights and obligations embodied in that Clause and provided further that Clause 6 shall continue to bind the Warrantors and provided further that Clause 16 shall continue to bind the Covenantors; or

15.3	the completion of the dissolution and winding-up of the Company (but without prejudice to any claim which Atlas might have against the Warrantors pursuant to Clause 6); or

15.4	in the case of one party, the disposal by that party of all the Shares registered in its or his name (other than a disposal to a Permitted Transferee);

provided that when an initial Shareholder, who is also a Warrantor, ceases to hold Shares, Clause 6 shall continue to bind such Initial Shareholder and provided nuttier that when an Initial Shareholder, who is also a Covenantor, ceases to hold Shares Clause 16 shall continue to bind him, in each case accordance with the terms of those clauses and provided further that in the case of all of the parties to this Agreement (other than the Company) ceasing to hold Shares the terms of this Agreement shall nevertheless continue to bind them thereafter to such extent and for so long as may be necessary to give effect to the rights and obligations embodied in this Agreement.

16.	RESTRICTIVE COVENANTS

16.1	Each of the Founders covenants separately with each of the Investors and separately with the Company that he (whether alone or jointly with, any other person, firm or company and whether directly or indirectly, and whether as shareholder, participator, partner, promoter, director, officer, agent, manager, employee or consultant of, in or to any other person, firm or company) shall not during the Relevant Periods (as set out in Clause 16.3):

(a)	compete with the Business of the Company or any other member of the Group as shall be undertaken by the Company and/or any other member of the Group at the Relevant Date (as set out in Clause 16.2), or in the 12 months preceding that date;

(b)

solicit or endeavour to entice away from or discourage from dealing with the Company and/or any other member of the Group any person who was at any time during the period of one year preceding the Relevant Date a manufacturer for or

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supplier or Customer or client of the Company and/or any other member of the Group, for the purposes of any business competing with the Business of the Company;

(c)	supply or provide any goods or services competing with those supplied by the Company and/or any other member of the Group to any person who was at any time during the period of one year preceding the Relevant Date a Customer or client of the Company and/or any other member of the Group to whom the Company and/or any other member of the Group had during that period supplied or provided goods or services in the ordinary course of its business;

(d)	solicit or endeavour to entice, away from or discourage from being employed by or providing services to the Company and/or any other member of the Group any person who was at the Relevant Date, or was at any time during the period of one year prior thereto, an officer or employee of the Company and/or any other member of the Group whether or not such person would commit a breach of contract by reason of leaving service;

(e)	employ or engage or attempt to employ or engage or negotiate or arrange the employment or engagement by any other person, firm or company engaged in a business competitive with the Business of the Company and/or any other member of the Group at the Relevant Date, of any person who was at the Relevant Date, or was at any time during the period of one year prior thereto, an officer or Employee Covenantor of the Company and/or any other member of the Group whether or not such person would commit a breach of contract by reason of leaving service;

(f)	without the consent in writing of the Company and save in the proper course of his duties to the Company, divulge to any person, or use for his own benefit or the benefit of any person, any information of a confidential nature concerning the Business of the Company or the Group or any customer and/or client of the Company or the Group which has come to his knowledge during the course of his employment with or the provision of services to the Company or the Group previously or otherwise. Confidential information for this purpose includes but is not limited to strategic plans, accounts, marketing, sales and services information regarding the business and/or activities of the Company including, but not limited to, research, products, plans, services, customers, resellers, agents, teaming partners, members, markets, software, source code, databases, inventions, hardware, processes, designs, marketing, financial or other information; or

(g)

use or (insofar as he can reasonably do) allow to be used (other than by the Company or any member of the Group) the name ‘Globoforce’ or ‘Globogift’ or any derivation thereof or any trade or corporate name used by the Company or any member of the Group or any other name intended or likely to be confused therewith or, in any other way, represent himself as being in any way connected with or interested in the Business of the Company or any member of the Group (save that for so long as a Covenantor is a Shareholder of the Company he shall

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be entitled to inform third parties that he is a member of the Company and save that for so long as a Covenantor is a Director of the Company he shall be entitled to inform third parties that he is a Director of the Company and save further that in the case of Mr Edward Reynolds he shall be entitled at any time while he is chairman of the Company to inform third parties that he is a chairman and a founder of the Company and following his ceasing to or be chairman of the Company to inform third parties that he was a founder and a chairman of the Company)

PROVIDED THAT the restrictions set out above shall not prohibit the acquisition or holding by any of the Covenantors of shares amounting to less than five per cent of the share capital of a company whose shares are listed on a recognised stock exchange.

16.2	For the purposes of this Clause 16 the “Relevant Date” means in respect of the application of Clause 16.1 to those Covenantors to which that clause applies:

(a)	the Completion Date, and

(b)	the date upon which the Covenantor (or his Permitted Transferees or any person who is a Connected Person to such holder) ceases to be a Shareholder or beneficially interested in Shares.

16.3	For the purposes of this Clause 16 the “Relevant Periods” means in respect of the application of Clause 16.1 to those Covenantors to which that clause applies:

(a)	where the Relevant Date is that set out in Clause 16.2(a) above, the period during which the Covenantor is a Shareholder or beneficially interested in Shares, and

(b)	where the Relevant Date is that set out in Clause 16.2(b) above;

(i)	for the purposes of Clauses 16.1(a) – (e) above, the period of two years after that date, or, if the Covenantor remains engaged in the Business as a Director or employee of the Company or the Group after that date, the period during which he remains as a Director or employee (whichever is the longer), and

(ii)	for the purpose of Clauses 16.1(f) and (g), an unlimited period from that date,

16.4	Each of the Employee Covenantors covenants separately with each of the Investors and separately with the Company that he (whether alone or jointly with any other person, firm or company and whether directly or indirectly, and whether as shareholder, participator, partner, promoter, director, officer, agent, manager, employee or consultant of, in or to any other person, firm or company) shall not during the Relevant Periods (as set out in Clause 16.6):

(a)	compete with the Business of the Company or any other member of the Group as shall be undertaken by the Company and/or any other member of the Group, at

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the Relevant Date (as set out in Clause 16.5) or during the 12 months preceding that date, or become employed by any undertaking which carries out any business which is competitive, or is reasonably likely to become competitive with the Business of the Company or any other member of the Group during the Relevant Period;

(b)	solicit or endeavour to entice away from or discourage from dealing with the Company and/or any other member of the Group any person who was at any time during the period of one year preceding the Relevant Date a manufacturer for or supplier or Customer or client of the Company and/or any other member of the Group, for the purposes of any business competing with the Business of the Company;

(c)	supply or provide any goods or services competing with those supplied by the Company and/or any other member of the Group to any person who was at any time during the period of one year preceding the Relevant Date a Customer or client of the Company and/or any other member of the Group to whom the Company and/or any other member of the Group had during that period supplied or provided goods or services in the ordinary course of its business;

(d)	solicit or endeavour to entice away from or discourage from being employed by or providing services to the Company and/or any other member of the Group any person who was at the Relevant Date, or was at any time during the period of one year prior thereto, an officer or Employee of the Company and/or any other member of the Group whether or not such person would commit a breach of contract by reason of leaving service;

(e)	employ or engage or attempt to employ or engage or negotiate or arrange the employment or engagement by any other person, firm or company engaged in a business competitive with the Business of the Company and/or any other member of the Group at the Relevant Date, of any person who was at the Relevant Date, or was at any time during the period of one year prior thereto, an officer or Employee Covenantor of the Company and/or any other member of the Group whether or not such person would commit a breach of contract by reason of leaving service;

(f)	without the consent in writing of the Company and save in the proper course of his duties to the Company divulge to any person, or use for his own benefit or the benefit of any person, any information of a confidential nature concerning the Business of the Company or the Group or any customer and/or client of the Company or the Group which has come to his knowledge during the course of his employment with the Company or the Group previously or otherwise. Confidential information for this purpose includes but is not limited to strategic plans, accounts, marketing, sales and services information regarding the business and/or activities of the Company including, but not limited to, research, products, plans, services, customers, resellers, agents, teaming partners, members, markets, software, source code, databases, inventions, hardware, processes, designs, marketing, financial or other information; or

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(g)	use or (insofar as he can reasonably do) allow to be used (other than by the Company or any member of the Group) the name ‘Globoforce’ or ‘Globogift’ or any derivation thereof or any trade or corporate name used by the Company or any member of the Group or any other name intended or likely to be contused therewith or, in any other way, represent himself as being in any way connected with or interested in the Business of the Company or any member of the Group.

PROVIDED THAT the restrictions set out above shall not prohibit the acquisition or holding by any of the Covenantors of shares amounting to less than five per cent of the share capital of a company whose shares are listed on a recognised stock exchange.

16.5	For the purposes of this Clause 16 the “Relevant Date” means in respect of the application of Clause 16.4 to those Covenantors to which that clause applies:

(a)	the Completion Date, and

(b)	the date on which the Covenantor ceases to be an employee of the Company or the Group,

16.6	For the purposes of this Clause 16 the “Relevant Periods” means in respect of the application of Clause 16.4 to those Covenantors to which that section applies:

(a)	Where the Relevant Date is that set out in Clause 16.5(a) above, the period during which the Covenantor remains employed by the Company or the Group, and

(b)	Where the Relevant Date is that set out in Clause 16.5(b);

(i)	for the purposes of Clauses 16.4(a)-(e) above, the period of one year thereafter, and

(ii)	for the purpose of Clauses 16.4(f) and (g), an unlimited period from that date.

16.7	Each of Clauses 16.1(a)-(g) (inclusive) and Clauses 16.4(a)-(g) (inclusive) shall be deemed to constitute a separate agreement and shall be construed independently of the other.

16.8	For the avoidance of doubt, the expression the “Company” where used in Clause 16.1 and 16.4 shall include any other member of the Group to the intent and effect that each of the paragraphs thereof shall apply (as a separate covenant in each case) in relation to each other member of the Group as they apply in relation to the Company.

16.9	The parties consider the restrictions in Clause 16.1 and Clause 16.4 to be reasonable but if a court of competent jurisdiction finds any of them to be unenforceable the parties agree to accept any modification as to the area, extent or duration of the restriction concerned which the court sees fit to impose or, if it does not see fit, which is reasonably necessary to render the restriction enforceable.

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16.10	Each of the Covenantors confirms and agrees that it is reasonable for the restrictions in Clause 16.1 and Clause 16.4 to apply and to be binding on the Covenantor in the event of a transfer of all of the Shares of that Covenantor to a Permitted Transferee of that Covenantor.

16.11	Any discovery, invention, secret process or improvement in procedure made or discovered by any of the Covenantors (who is an Employee Covenantor and/or a Founder) in connection with the Business shall belong to and be the absolute property of the Company. Each of the Covenantors if and whenever required so to do (whether during or after the termination of this Agreement) shall at the expense of the Company (or its nominee) apply for or join in applying for letters of patent or the equivalent protection in Ireland and/or any other part of the world for any discovery, invention, process or improvement as aforesaid and execute and do all instruments and things necessary for vesting the said letters patents or other equivalent protection when obtained and all right, title and interest to and in the same in the Company (or its nominee) absolutely and as sole beneficial owner or in such other person as may be required.

17.	CONFIDENTIALITY AGREEMENTS

Each of the Initial Shareholders and the Company shall procure that each such Key officer, employee, consultant and sub-contractor of the Company as is reasonably requested by the Investors shall as soon as possible after Completion (to the extent they have not already entered into the same prior to Completion) enter into a confidential information and invention assignment agreement in a form agreeable to the Investors.

18.	TERMINATION OF EXISTING SHAREHOLDERS’ AGREEMENT

18.1	Subject to Clause 18.2, each of the parties to the Existing Shareholders’ Agreement agrees and acknowledges that, with, effect from Completion (except as regards clause 6 of the Existing Shareholders’ Agreement and obligations and claims imposed by or arising under such clause 6, all of which shall remain in full force and effect):-

(a)	the Existing Shareholders’ Agreement shall be terminated as between such parties and all of the rights and obligations established by the Existing Shareholders’ Agreement shall accordingly lapse and cease to have any force or effect; and

(b)	it has no outstanding claims (howsoever and whensoever arising) under or in connection with the Existing Shareholders’ Agreement.

18.2	Any termination or cessation pursuant to Clause 18.1 shall be without prejudice to the rights, obligations or liabilities of any party which shall have accrued or arisen prior to such termination or cessation.

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19.	SALE OR LISTING

19.1	Each of the parties confirms that it is their understanding and intention that a Sale or a Listing, where the market value of the ‘A’ Share-s and the Ordinary Shares (or the average value of any shares to be derived from any such ‘A’ Share and/or Ordinary Share) on such a Sale or Listing is not less than US$100,000,000, is achieved before the third anniversary of the date of this Agreement.

19.2	Subject always to the rights of the Investors under Clause 12 and the Articles, the parties agree that, following the date which is three years after the date of this Agreement:

(a)	the Board shall have the right to appoint an Investment Bank acceptable to the Investor Majority (at the cost of the Company) to investigate the opportunity for a Sale or Listing; and

(b)	subject to agreement by the Board and to Clause 12, it is their intention (without creating any legally binding rights or obligations) that the Company shall use its reasonable endeavours to effect a Sale or Listing on the official list of the UK Listing Authority or the London Stock Exchange plc, NASDAQ or such other exchange acceptable to the Investor Majority in accordance with the recommendations of the Investment Bank, in each case as approved by the Board and the Investor Majority.

19.3	Each of the parties undertakes to the other to exercise their powers both as Shareholders and/or Directors (where applicable) of the Company and any other member of the Group to vote in favour of all resolutions of the Company and any other member of the Group and the Board which are necessary or desirable to achieve a Sale or Listing if that has been approved by the Investor Majority and the Board in accordance with Clause 19.2.

19.4	Each of the Initial Shareholders and the Company acknowledge that:

(a)	in the event of a Tirade Sale or a Listing neither Investor shall be obliged to give any warranty or indemnity of any kind to any person other than in respect of its ownership of Shares;

(b)	in the event of a Listing, each Initial Shareholder may be required, on the instruction of the Investment Bank advising on the Listing, to enter into ‘Lock-In’ arrangements for a specified period whereby such Initial Shareholder will not be able to deal freely in their Shares or its holding company for such period.

19.5	Subject always to Clause 12, each of the parties to this Agreement agrees that if the Board passes a resolution recommending a Listing or a Sale that values the Company in excess of US$100,000,000 (a “Qualified Liquidity Event”) each party shall exercise its respective, powers and provide all such consents as shall be necessary in respect of the Company to procure (insofar as they are reasonably able, having regard to those powers and consents) that the Company can complete the Qualified Liquidity Event.

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20.	COMPANY POST COMPLETION CONDITIONS

The parties hereby agree that within one month of the Completion Date the Company will ensure that any agreements that are required to be entered into in the Agreed Form prior to Completion have been stamped with the appropriate stamp duty or that they have been submitted, tor adjudication by the Irish Revenue Commissioners, where appropriate,

21.	US REGISTRATION RIGHTS

21.1	Request for US Registration

(a)	Subject to the conditions of this Clause 21.1, if the Company shall receive at any tune after the earlier of (i) 2 years after the date of this Agreement or (ii) 6 months after the effective date of the Initial Offering, a written request from the Holders (including each of the Investors) of 25% or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the 1933 Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Clause 21.1, use best efforts” to effect, as soon as practicable the registration under the 1933 Act of all Registrable Securities mat the Holders request to be registered in a written request received by the Company within 20 days of the mailing of the Company’s notice pursuant to this Clause 21.1.(a).

(b)	If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Clause 21.1 and the Company shall include such information in the written notice referred to in Clause 21.1.(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority m interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Clause 21.1, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

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(c)	The Company shall not be required to effect a registration pursuant to this Clause 21.1:

(i)	after the Company has effected 2 registrations pursuant to this Clause 21.1, and such registrations have been declared or ordered effective; or

(ii)	during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a Company-initiated registration subject to Clause 21.2 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii)	if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Clause 21.3 hereof; or

(iv)	if the Company shall furnish to Holders requesting a registration statement pursuant to this Clause 21.4, a certificate signed by the Company’s CEO or Chairman of the Board stating that in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company and its Shareholders for “such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any 12-month period.

21.2	Company US Registration

(a)	If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for Shareholders other than the Holders) any of its Shares or other securities under the 1933 Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganisation or other transaction under Rule 145 of the 1933 Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Clause 36, the Company shall, subject to the provisions of Clause 21.2.(c), use all reasonable efforts to cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered.

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(b)	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Clause 21.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Clause 21.6 hereof.

(c)	Underwriting Requirements. In connection with any offering involving an underwriting of Shares, the Company shall not be required under this Clause 21.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardise the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by Shareholders to be included such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardise the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) any shares being sold by a Holder be excluded from such offering if any other shareholder’s securities are included, (ii) the amount of securities of the selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering or (iii) notwithstanding (ii) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Clause 21.1 be excluded from such offering, in each case, unless such offering is the Initial Offering of the Company’s securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included. For purposes of the preceding Parenthetical concerning apportionment for any selling Shareholder that is a Holder of Registrable Securities and that is a partnership, corporation or limited liability company, the partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such 4 selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

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21.3	Form F-3 Registration. In case the Company shall receive from the Holders (including each of the Investors) of at least 25% of the Registrable Securities a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)	promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)	use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within IS days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Clause 21.3:

(i)	if Form F-3 is not available for such offering by the Holders;

(ii)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $3,000,000;

(iii)	if the Company shall furnish to the Holders a certificate signed by the CEO or Chairman of the Board stating that in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company and its Shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Clause 21.3; provided, however, that the Company shall not utilise this right more than once in any twelve month period; or

(iv)	if the Company has, within the 12 month period preceding the date of such request, already effected two registrations on Form F-3 for the Holders pursuant to this Clause 21.3.

(c)	Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Clause 21.3 shall not be counted as requests for registration effected pursuant to Clause 21.1.

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21.4	Obligations of the Company. Whenever required under this Clause 21 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)	prepare and file with the SEC a registration statement with respect to such Registrable Securities and use best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

(c)	furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus and any supplements thereto, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)	use best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)	notify each Holder of Registrable Securities covered by such registration statement during the period when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event (of which the Company has knowledge) as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)	cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h)	provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

21.5	Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Clause 21 with respect to the Registrable

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Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

21.6	Expenses of US Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Clauses 21.1, 21.2 and 21.3, including (without limitation) all registration, tiling and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Clause 21,1 or Clause 21.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Clause 21.1 or Clause 21.3, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Clause 21.1 or one Form F-3 registration pursuant to Clause 21.3, respectively, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Clause 21.1 or 21.3 (such a withdrawal, a “Qualifying Withdrawal”), provided further that the Holders may only elect to treat a withdrawal as a Qualifying Withdrawal once in any 12 month period,

21.7	Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Clause 21.

21.8	Indemnification. In the event any Registrable Securities are included in a registration statement under this Clause 21:

(a)

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (joint or several) (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained

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therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Clause 21.8.(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)

To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (joint or several) (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Clause 21.8.(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Clause 21.8.(b) shall not apply to amounts paid in settlement of

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any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Clause 21.8.(b) exceed the net proceeds from, the offering received by such Holder.

(c)	Promptly after receipt by an indemnified party under this Clause 21.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Clause 21.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defence thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Clause 21.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Clause 21.8.

(d)	If the indemnification provided for in this Clause 21.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)	Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

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(f)	The obligations of the Company and Holders under this Clause 21.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Clause 21, and otherwise.

21.9	Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form r-?,; the Company agrees to:

(a)	comply with the requirements of Rule 144(c) under the 1933 Act with respect to current public information about the Company, at all times after 90 days after the effective date of the Initial Offering;

(b)	use best efforts to file with the SEC in a timely manner ail reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(c)	furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i)a written statement by the Company as to its compliance with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

21.10	Assignment of US Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Clause 21 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is an affiliate, nominee, subsidiary, parent, partner, limited partner, retired partner, member, retired member or shareholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 1,129 Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalisations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Clause 21.12 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act.

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21.11	Limitations on Subsequent US Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders (including each of the Investors) of at least two-thirds of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that, would allow such holder or prospective holder (a) to include such securities in any registration filed under Clause 21.2 hereof; unless under the terms of such agreement, such holder or prospective holder may include such securities in any such, registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

21.12	“Market Stand-Off’ Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable tor Shares (whether such Shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise. The foregoing provisions of this Clause 21.12 shall apply only to the Company’s Initial Offering, shall not apply to the sale of any Shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than 2% shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third party beneficiaries of this Clause 21.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder agrees to execute an agreement with the managing underwriter in the Initial Offering setting forth provisions substantially identical to those in this Clause 21.12.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the Shares or securities of every other person subject to the foregoing restriction) until the end of such period.

21.13	Termination of US Registration Rights. No Holder shall be entitled to exercise any right provided for in this Clause 21 after 5 years following the consummation of the Initial Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 14.4) can be sold in any 3-month period without registration in compliance with Rule 144 of the 1933 Act.

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22.	RECORDS

Each of the parties shall use their powers either as a shareholder of the Company or as a Director (if applicable) to ensure that the Company and each other member of the Group shall keep proper accounting records and company books and all records required by statute to be kept and procure that such records and all its other books, records and memoranda shall at all reasonable times during normal business hours be available for inspection by an Investor or its duly authorised representatives or agents.

23.	ASSIGNMENT

An Investor may assign any of its rights or obligations hereunder to any transferee of all or part of its holding of ‘A’ Shares, and the rights attaching to the ‘A’ Shares shall continue notwithstanding any change in the identity of the ‘A’ Shareholders. Except as specifically provided in this Agreement, none of the other parties shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the prior written consent of all the other parties.

24.	GROUP COMPANIES

Each of the Initial Shareholders and the Company undertake to the Investors that it shall procure insofar as it is reasonably able, having regard to its respective rights and powers in respect of the Company, that any other member of the Group from time to lime shall observe and perform the provisions and conditions in this Agreement to which the Company is subject under this Agreement as if reference to the Company included a reference to such other member of the Group.

25.	SUCCESSORS

This Agreement shall be binding on and shall enure for the benefit of the respective, successors in title of each party to this Agreement.

26.	WAIVER AND FORBEARANCE

The rights of any party hereto shall not be prejudiced or restricted by any indulgence or forbearance extended to any other party and no waiver by any party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

27.	ENTIRE AGREEMENT AND VARIATION

27.1	This Agreement together with the agreements referred to herein supersedes any previous agreement between the parties in relation to the matters dealt with herein and constitutes the entire understanding between the parties in relation thereto and the parties hereby acknowledge that (save in the case of fraud) they have not relied on any prior statements, representations or omissions which have not been incorporated as express terms of this Agreement

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27.2	Save as otherwise expressly provided, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the parties hereto (other than the Initial Shareholders) and by persons holding in excess of 50% of the Ordinary Shares in issue at the date such modification or waiver is agreed, provided that any modification, amendment or waiver of any of the provisions of this Agreement which is signed by the persons holding in excess of 50% of the Ordinary Shares in issue at the date such amendment modification or waiver shall not impose any greater liability or more onerous an obligation than those contained in this Agreement on those persons who do not sign such modification amendment or waiver.

28.	SEVERANCE

Each provision of this Agreement shall be enforceable independently of all other provisions and its validity, legality or enforceability shall not be affected if any other provision becomes invalid, illegal or unenforceable in any respect under any law.

29.	TERMS OF THIS AGREEMENT TO PREVAIL

As between the parties (other than the Company) in the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Company’s Memorandum of Association and Articles, to the extent of any such ambiguity or conflict, the terms of this Agreement shall prevail. The Initial Shareholders shall ensure that such amendments as are required by the Investors to reconcile the Articles to this Agreement shall be made.

30.	EXERCISE OF POWERS

30.1	Where the parties to this Agreement (other than the Company) are required under this Agreement or agree to procure a particular matter or thing insofar as it is in then-power to do so, such obligation shall be deemed to be the obligation to exercise their powers both as shareholders and as Directors (where applicable) of the Company and as applicable as persons entitled to appoint a Director or Directors to the Company pursuant to the provisions of Clause 9 to procure such matter or thing.

30.2	In order to discharge their obligations under Clause 30.1 each of the said parties to this Agreement shall (without prejudice to the general nature of its obligations under Clause 30.1) join with the other said parties to convene meetings, propose resolutions and vote for resolutions and procure that any Director appointed by it (whether alone or jointly with any other person) (where applicable) shall exercise its votes as a Director to procure such matter or thing referred to in Clause 30.1.

30.3

Each of the Initial Shareholders shall take all actions necessary (including convening meetings, proposing resolutions and exercising voting rights) insofar as it is in his power so to do and in so far as is permitted by law to ensure that the obligations in and other

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commitments under this Agreement are observed and performed by the Company and the Board and each member of the Group and for the avoidance of doubt the foregoing obligation shall not require any Initial Shareholder to pay any money (other than reasonable costs arid expenses and in the case of any Initial Shareholder who is entitled to appoint a director to the Board any money as shall be required in order to ensure that such Director takes all necessary steps to ensure compliance with this Agreement or in the event of his failing to do so any money as shall be required to remove such Director) in order to ensure that such obligations and commitments are observed by the Company and the Board. If and to the extent that any provision of this Agreement shall purport unlawfully to fetter the Company’s statutory powers the parties to this Agreement (other than the Company) agree that the same shall be read and construed as though the Company were not referred to in such provision, but such provision shall continue to the full extent possible to be binding upon the parties other than the Company.

30.4	For the avoidance of doubt, where an Initial Shareholder has complied with the foregoing provisions of this Clause 30 and is unable by doing so to procure the taking (or as the case.my be the forbearance from taking) any action or step, he shall not incur any liability to any party, including the liability to pay monies to any party, save to the extent envisaged by Clause 30.3.

31.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor constitute any party the agent of any other party for any purpose.

32.	ENFORCEMENT OF THE COMPANY’S RIGHTS

32.1	If an Investor Director alleges in writing (where such allegation shall be on the face of it, bona fide) that any Initial Shareholder or a Connected Person to such Initial Shareholder is in breach of any material obligation which he owes to the Company or a member of the Group (whether under this Agreement, any other agreement or otherwise) has misapplied or retained or become liable or accountable for any money or property of the Company or a member of its Group, or has been guilty of any misfeasance or breach of trust in relation to the Company or a member of its Group, the Company or the relevant member of the Group shall, k so far as it is in the best interests of the Company to do so, enforce any resulting right of action and the parties to this Agreement agree that the prosecution of any such right of action of the relevant member of the Group shall be passed to a committee of the Board consisting only of the Directors not the subject of, or not connected with a person the subject of, an allegation which committee shall in each case have full authority on behalf of the Company or the member of its Group to negotiate, litigate and settle any claim arising therefrom.

32.2	The Company hereby covenants with each of the Shareholders that any monies or property which the Company or the member of its Group may recover or receive as a result of the operation of the foregoing provisions of this Clause 32 shall be applied by me Company or the member of its Group in a proper and efficient manner and for its own benefit.

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33.	ACKNOWLEDGEMENTS

Each party acknowledges that damages would not be an adequate remedy for any breach of the undertakings by that party contained in this. Agreement and that any other party shall be entitled (in addition to damages) to the remedies of injunction, specific performance and other equitable remedy for any threatened or actual breach of any such undertakings.

34.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same agreement. Unless otherwise provided in this Agreement, this Agreement shall become effective and be dated (and each counterpart shall be dated) on the date on which this Agreement (or a counterpart of this Agreement) is signed by the last of the parties to execute this Agreement or, as the case may be, a counterpart thereof.

35.	COSTS

35.1	Promptly after Completion the Company shall pay all the reasonable legal and out-of-pocket expenses of the Investors in connection with the execution and completion of this Agreement and the Share Purchase Agreement together, in each case, with any applicable value added tax (it being understood by the Company that it will not be provided with VAT invoices addressed to it in respect of such fees).

35.2	The Company confirms to the Investors that it is not, nor shall it be, liable to pay any tees and expenses m connection with the negotiation, preparation, execution and/or performance of this Agreement and the documents referred to herein, other than pursuant to Clause 35.1 and then the professional fees payable to Arthur Cox, solicitors m connection therewith.

36.	NOTICES

36.1	Any notice given under this agreement shall either be delivered personally or sent by pre-paid first class recorded delivery post (air mail if overseas) or facsimile transmission. The address for service of each party shall be (in the case of an individual) the address set out in this agreement or at such other address within Ireland or for service previously notified to the other parties or (in the case of a company) its registered office for the time being. A notice shall be deemed to have been served as follows:

(a)	if personally delivered, at the time of delivery;

(b)	if posted, as the expiration of 48 hours or (in the case of airmail) seven days after the envelope containing the same was delivered into the custody of the postal authorities; and

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(c)	if sent by facsimile transmission at the time of transmission (if the notice is sent before 5pm on a Business Day) or otherwise at 9 am on the next following Business Day.

36.2	In proving such service (without prejudice to any other means of proof) it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authority of the country of dispatch as a prepaid first class recorded delivery or airmail letter (as appropriate) or in case of facsimile transmission that a confirming copy thereof was personally delivered or sent by first class recorded delivery or airmail letter (as appropriate) within 24 hours after transmission.

37.	FURTHER ASSURANCE AND GOOD FAITH

Each party shall co-operate with the others and execute and deliver to the others such other instruments and documents and take such other actions as may be reasonably requested from time or time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

38.	GOVERNING LAW AND JURISDICTION

38.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Ireland.

38.2	The courts of Ireland have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (“Proceedings”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Ireland.

38.3	Each party irrevocably waives any objection which it might at any time have to the courts of Ireland being nominated as the forum to hear and decide any Proceedings and agrees not to claim that the courts of Ireland are not a convenient or appropriate forum.

IN WITNESS whereof the parties have executed and delivered this agreement as a deed on the date stated on page 1 of this Agreement.

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SCHEDULE 1

Part 1

The Initial Shareholders

Name	Address	Ordinary Shares	‘A’ Shares
Edward Reynolds	18 Hazlewood Park Artane Dublin	5654

Eric Mosley	5 Beverly Drive Templeogue Dublin 16	4475

James Flanagan	Lisin Ballyedmunduff Sandyford Dublin 18	100	10

DS&CF Pension Fund (David Smith)	Delmaine Dublin Road Malahide Co. Dublin	748

Barry Nangle	Woodville Cloghran Co. Dublin	187	39

Ischgl Pension Fund (Dermot Farrelly)	55 Mountain View Road Ranelagh Dublin 6	75	16

Brian Gray	Newlands 50 Saval Park Gardens Dalkey	75

Stradbrook Pension Fund (Madeline Larchet)	15 Stradbrook Park Blackrock Co. Dublin	75	16

Paul Burke	Davy House 49 Dawson Street Dublin 2	220	46

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Roc Mehigan	Davy House 49 Dawson Street Dublin 2	148	31

Garavogue Pension Fund (Ronan Godfrey)	Davy House 49 Dawson Street Dublin 2	111	23

Patrick Dempsey	15 Saval Park Gardens Dalkey Co. Dublin	105	32

Patricia Burke	The Grange Brighton Road Foxrock Dublin 18	958	201

Edward Wallace	The Grange Brighton Road Foxrock Dublin 18	957	201

AEB Custodial Nominees Limited	c/o Montgomery Oppenheim International House 3 Harbourmaster Place International Financial Services Centre Dublin 1	134

Bank of Ireland Nominees Limited	c/o Montgomery Oppenheim International House 3 Harbourmaster Place International Financial Services Centre Dublin 1	96

Seamus Brady	82 Rathgar Road Dublin 6	57

Joe O’Dwyer	3 Harbourmaster Place International Financial Services Centre Dublin 1	38

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Techinvest Limited	3 Harbourmaster Place International Financial Services Centre Dublin 1	192	40

Aidan Maguire	Davy House 49 Dawson Street Dublin 2	57

David Gantley	12 Knockaulin Leixlip Co. Kildare	57

Nortrust Nominees Limited	50 Bank Street Canary Wharf London E14 5NT England	613

Total		15,132	655

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SCHEDULE 1

Part 2

Benchmark

Name	Address	‘A’ Shares
Benchmark	c/o Benchmark Capital, 20 Balderton Street, London W1K 6TL Facsimile number +44(0)20 7016 68 10	16,174

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SCHEDULE 1

Part 3

Atlas

Investor	‘A’ Shares	Total Subscription Monies (EUR)
Atlas VI	11,617	6,673,696.99

Atlas VI KG	213	122,363.56

Atlas EF VI	355	203,939.26

Total	12,185	6,999,999.81

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SCHEDULE 2

Part 1

Information concerning the Company

immediately prior to Completion

Date of Incorporation:	11 April 1997

Registered number;	264562

Registered office:	6 Beckett Way, Park West Business Park, Dublin 12

Authorised Share Capital:	EUR253,947.6156 divided into 10,000,000 ‘A’ Shares of EUR0.01269738 each and 10,000,000 Ordinary Shares of EUR0.01269738 each

Issued Share Capital:	15,132 Ordinary Shares

16,829 ‘A’ Shares

Directors:	Patricia Burke, Eric Mosley, Edward Reynolds and Barry Maloney

Secretary:	Ciaran Lally

Accounting reference date:	31 December

Auditors:	Deloitte & Touche

Shareholders

Name	Class of Shares	Number of Shares

As shown in Parts 1 and 2 of Schedule 1

Options

Derek Irvine	Ordinary Shares	413

Ciaran Lally	Ordinary Shares	380

Kieran Conlon	Ordinary Shares	120

John Smith	Ordinary Shares	30

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Niamh Graham	Ordinary Shares	30

James Flanagan	Ordinary Shares	139

Jonathan Hyland	Ordinary Shares	415

Eric Mosley	Ordinary Shares	1,869

Ashling Ahearne	Ordinary Shares	30

Conor Mahony	Ordinary Shares	30

Paula Lynch	Ordinary Shares	30

Deidre Nic Ginnea	Ordinary Shares	30

Paul Haynes	Ordinary Shares	48

Ann Marie Nolan	Ordinary Shares	30

Total		3,594

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SCHEDULE 2

Part 2

Information concerning the Company

immediately after Completion

Date of Incorporation;	11 April 1997

Registered number:	264562

Registered office:	6 Beckett Way, Park West Business Park, Dublin 12

Authorised Share Capital:	EUR253,947.6156 divided into 10,000,861 ‘A’ Shares of EUR0.01269738 each and 9,999,139 Ordinary Shares of BUR0.01269738 each

Issued Share Capital:	35,132 Ordinary Shares and 29,014 ‘A’ Shares, of which the 861 Ordinary Shares which are to be transferred pursuant to the Share Purchase Agreement will be converted into ‘A’ Shares pursuant to the Resolutions immediately prior to registration of Benchmark Europe I, L.P. as the registered holder thereof.

Directors:	Patricia Burke, Eric Mosley, Barry Maloney and Sonali De Rycker

Secretary:	Ciaran Lally

Accounting reference date:	31 December

Auditors:	Deloitte & Touche

Shareholders

Name	Class of Shares	Number of Shares

Edward Reynolds	Ordinary Shares	5,654

Eric Mosley	Ordinary Shares	3,614

Patricia Burke	Ordinary Shares	958

Edward Wallace	Ordinary Shares	957

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David Smith	Ordinary Shares	748

AIB Custodial Nominees Limited	Ordinary Shares	134

Paul Burke	Ordinary Shares	220

Techinvest Limited	Ordinary Shares	192

Barry Nangle	Ordinary Shares	187

Roc Mehigan	Ordinary Shares	148

Garavogue Pension Fund	Ordinary Shares	11.1

Patrick Dempsey	Ordinary Shares	105

James Flanagan	Ordinary Shares	100

BOI Nominees Limited	Ordinary Shares	96

Ischgl Pension Fund	Ordinary Shares	75

Brian Gray	Ordinary Shares	75

Stradbrook Pension Fund	Ordinary Shares	75

Seamus Brady	Ordinary Shares	57

Aidan Maguire	Ordinary Shares	57

David Gantley	Ordinary Shares	57

Joe O’Dwyer	Ordinary Shares	38

Nortrust Nominees Limited	Ordinary Shares	613

Benchmark Europe I, L.P.	‘A’ Shares	17,035[1]

Other holders of ‘A’ Shares	‘A’ Shares	655

Atlas	‘ A’ Shares	12,185

[1]

Of these, 861 represent the Ordinary Shares to be transferred pursuant to the Share Purchase Agreement and converted pursuant to the Resolutions. These will be registered in the name of Benchmark Europe I, L.P, following stamping.

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Options

Derek Irvine	Ordinary Shares	413

Ciaran Lally	Ordinary Shares	380

Kieran Conlon	Ordinary Shares	120

John Smith	Ordinary Shares	30

Niamh Graham	Ordinary Shares	30

James Flanagan	Ordinary Shares	139

Jonathan Hyland	Ordinary Shares	415

Eric Mosley	Ordinary Shares	1,869

Ashling Ahearne	Ordinary Shares	30

Conor Mahony	Ordinary Shares	30

Paula Lynch	Ordinary Shares	30

Deidre Nic Ginnea	Ordinary Shares	30

Paul Haynes	Ordinary Shares	48

Ann Marie Nolan	Ordinary Shares	30

Total		3,594

SCHEDULE 3

Warranties

1.	DISCLOSURE OF INFORMATION

1.1	All information given in writing by or on behalf of the Warrantors to Atlas or any officer, accountant, lawyer or agent thereof in response to the due diligence enquiries raised by Atlas or any officer, accountant, lawyer or agent thereof and which is copied in the folder marked Appendix A, which has been initialled by the Individual Warrantors and Atlas was when given and is at the date hereof true and accurate in all material respects.

1.2	To the best of the knowledge, information and belief of the Warrantors, there is no fact of matter winch has not been disclosed in writing to Atlas which renders the information referred to in paragraph 1.1 above untrue or misleading at the date of this Agreement and to the best of the knowledge, information and belief of the Warrantors there is no fact or matter which, if it were disclosed to any intending subscriber for snares in the Company, might reasonably affect the willingness of a subscriber to subscribe for shares in the Company for the consideration and on the terms contained herein.

1.3	The information set out in the Recitals and Schedules to this Agreement is true complete and accurate in all respects and, immediately following Completion, Part 2 of Schedule 2 will be correct in all respects.

2.	2004 BUSINESS PLAN

2.1	The 2004 Business Plan has been diligently prepared and each of the Warrantors honestly believes that, as at the date of this Agreement, it represents a realistic plan in relation to the future progress, expansion and development of the Business.

2.2	All factual information contained, in the 2004 Business Plan was when given, and is at the date of this Agreement, true and accurate in all material respects and not misleading.

2.3	The financial forecasts, projections or estimate contained in the 2004 Business Plan have been diligently prepared, are fair and reasonable and, to the best of the information knowledge and belief of the Warrantors, have not been disproved in light of events of circumstances which have arisen subsequent to the preparation of the 2W4 Business Plan up to the date of tins Agreement. The assumptions upon which they are based as to the prospects of the Group are set out in the Disclosure Letter and nave been carefully considered and are honestly believed to the reasonable.

2.4	Each statement of opinion in the 2004 Business Plan is believed by the Warrantors to be fair and reasonable, accurately to represent the bona fide opinion held by him and not to be misleading.

2.5	The 2004 Business Plan takes proper account of all information (other than general economic factors) which could reasonably be expected to be relevant to its preparation and which was available at the time of such preparation to the Company.

3.	THE COMPANY

3.1	Capacity

The Company has full power and authority and has taken ail action to enter into and perform this Agreement (and any other agreement referred to in this Agreement to which the Company is a party) which constitute or when executed will constitute binding obligations on the Company in accordance with their terms.

3.2	Breaches

The execution and delivery of and the performance by the Warrantors of their respective obligations under this Agreement will not result in a breach of or constitute a default under any agreement or instrument to which any of them is a party or by winch either of them is bound or result in a breach of any order, judgment or decree of any Court or governmental agency to which either of them is a party or by which either of them is bound.

3.3	Shares

(a)	The issued share capital of the Company is legally and beneficially as stated in Schedule 1, free of any Encumbrance and all of that share capital is fully paid up.

(b)	The issued share capital set out in Schedule 1 constitutes the whole of the allotted and issued share capital of the Company.

3.4	Loan capital

There is no outstanding loan capital or debenture stock in issue in the Company.

3.5	Options over shares

Save for:-

(a)	the options which have been granted pursuant to the Existing ESOPS, full details of which options and the persons to whom they are granted are set out in Part 1 of Schedule 2;

(b)	the Anti-Dilution Warrants; and

(c)	this Agreement,

there are no options or other agreements (including conversion rights) in force which call or may call for the present or future allotment, issue, sale, transfer, redemption or repayment of, or accord to any person (conditional or not) the right to call for the allotment, issue, sale, transfer, redemption or repayment of, any share or loan capital of the Company and mere has been no exercise, purported exercise or claim of any Encumbrance over any of the issued or unissued share capital or loan capital of the Company.

3.6	Fees and commissions

No one is entitled to receive any finder’s fee, brokerage or other commission in connection with the subscription for Shares contemplated by this Agreement.

3.7	Subsidiaries

The Company does not own any shares or stock in the capital of, nor does it have any beneficial or other interest in, any company or business organisation nor does the Company control or take part in the management of any other company or business organisation.

3.8	The Individual Warrantors

(a) None of the Individual Warrantors is directly or indirectly engaged, in any business (as adviser, director, employee, consultant, warrantor or otherwise) other than that of the Group.

(b) No Individual Warrantor and no Connected Person of an Individual Warrantor has any interest which could conflict with the affairs of the Group.

(c) The Disclosure Letter contains details of all arrangements to which any Individual Warrantor is or has been a party (or to which any of his Connected Persons is or has been a party) which could:-

(i)	affect the ability of the Individual Warrantor to devote all of his normal working hours to the affairs of the Group; or

(ii)	involve any member of the Group in any liability.

3.9	Directors

(a)	The only directors of the Company are the persons whose names are listed in Part 1 of Schedule 2.

(b)	No person is a shadow director (within the meaning of section 27 of the Companies Act 1990) of the Company but is not treated as one of its directors for all the purposes of the Companies Acts, 1963 to 2003.

(c)	No director of the Company has become a person to whom section 150 of the Companies Act 1990 applies.

4.	ACCOUNTS AND RECORDS

4.1	The Accounts have been prepared in accordance with:-

(a)	all applicable laws and with generally accepted accounting principles in Ireland; and

(b)	the same accounting policies as adopted in preparing the audited accounts of the Company in respect of the corresponding accounts for the preceding three financial years.

4.2	The Accounts give a true and fair view of the assets, liabilities and state of affairs of the Company at the Accounts Date and of its profits for the financial period ended on that date.

4.3	The profits shown by the audited consolidated profit and loss accounts of the Company for the financial year ended on the Accounts Date have not (except as therein disclosed) to a material extent been affected by any extraordinary or exceptional item or by inconsistencies of accounting practice or by the inclusion of non-recurring items of income or expenditure or by transactions entered into otherwise than on normal commercial terms or by any oilier factor rendering such profits for all or any of such years unusually high or low.

4.4	All accounts, books (including minute books), ledgers, registers (including registers required to be kept by statute) financial and other records of whatsoever kind of the Company:

(a)	are up-to-date, have been properly maintained in all material respects and contain proper records in all material respects of all matters required to be entered therein by the Acts and any other legislation or regulations or orders for the time being in force;

(b)	do not contain or reflect any material inaccuracies or discrepancies; and

(i)	are in the possession of, or under the control of, the Company.

4.5	All deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to the Company, or which ought to be in the possession of the Company, are in the possession of the Company,

4.6	The Management Accounts have been carefully and diligently prepared in accordance with good accounting practice, in a manner consistent with the preparation of the Accounts and generally in accordance with the normal management procedure adopted by the Company.

4.7	Having regard to the purpose for which the Management Accounts were prepared, the Management Accounts are not misleading in any material respect, do not materially over-state the value of the assets or under-state the amount of the liabilities of the Company and do not materially over-state the profits of the Company in respect of the period to which they relate.

5.	BUSINESS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

(a)	the Company has carried on its business in the ordinary and usual course and so as to maintain the same as a going concern;

(b)	there has been no material adverse change in the financial or trading position or prospects of the Company;

(c)	no distribution of capital or income has been declared, made or paid by the Company; ‘

(d)	no Encumbrance has been created over the whole or any part of the Company;

(e)	the Company has not acquired or disposed of or agreed to acquire or dispose of:

(i)	any business or company;

(ii)	any asset except in the ordinary course of business;

(f)	no material changes have occurred in the assets and liabilities shown in the Accounts other than in the ordinary course of its business;

(g)	the Company has not assumed or acquired any material liability (including any contingent liability) otherwise than in the ordinary course of its business;

(h)	no change has been made in the basis or rate of emoluments or other terms of employment of any of the directors of the Company or of any of the employees of the Company who are in receipt of remuneration in excess of EUR50,000 per annum nor has the Company paid any bonus of special remuneration to any of its directors or any such employee;

(i)	no part of the business of the Company has been affected to a material degree by the loss of any important customer or source of supply, (and no circumstances have occurred which are likely to give rise to any such loss) or by an abnormal factor not affecting similar businesses to a like extent;

(j)	the Company has not made capital expenditure exceeding in total EUR50,000 or agreed to incur a commitment or connected commitments involving capital expenditure exceeding in total EUR50G,000.

(k)	the Company has not repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things;

(l)	no resolution of the shareholders of the Company has been passed (except for those representing the ordinary business of an annual general meeting); and

(m)	the Company has not repaid any sum in the nature of borrowings in advance of any due date or made any loan or incurred any indebtedness.

6.	FINANCIAL MATTERS

6.1	Borrowings

(a)	Full, accurate and complete details of all loan, debentures, overdraft and other financial facilities (the “Facilities”) available to the Company at the date of this Agreement (including details of the amounts currently owing by the Company thereunder) are set out in the Disclosure Letter and the Company has not done anything whereby any of the Facilities may be prejudiced.

(b)	The total amount borrowed by the Company from each of its bankers does not exceed its respective facility limits or any limitation on its borrowing powers contained in its articles of association or in any debenture or other deed or document or agreement binding on it.

(c)	The Company has not factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts or borrowed any money which it has not repaid.

(d)	The Company is entitled to prepay all amounts borrowed by it under the Facilities by giving not more than 30 days’ notice to the relevant providers of finance and no such prepayment will give rise to any liability for the Company except in respect of the payment of outstanding principal and accrued interest.

6.2	Continued availability of Facilities

(a)	There has been no material contravention of, or non-compliance with, any of the terms of any of the Facilities.

(b)	There have not been any circumstances, nor are there any circumstances known to the Warrantors whereby the continuation of any of the Facilities is likely to be prejudiced or which is likely to give rise to any material alteration in the terms and conditions of any of the Facilities.

6.3	Loans from and debts due to the Company

(a)	The Company has not lent any money in excess of EUR10,000 in aggregate which has not been repaid to it.

(b)	The Company has not made any loan or quasi-loan contrary to the Acts or any other applicable legislation.

(c)	No charge securing amounts of EUR10,000 or more in aggregate in favour of the Company is void for want of registration.

6.4	Liabilities

There are no material liabilities (including contingent liabilities) which arc outstanding on the part of the Company other than those liabilities disclosed in the Accounts or in the Management Accounts or incurred in the ordinary and proper course of trading since the Accounts Date.

6.5	Guarantees and indemnities

(a)	The Company is not a party to and is not liable (including contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation.

(b)	No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, any person.

6.6	Working Capital

The Company has sufficient working capital:

(a)	to carry on its business in its present form and at its present level of turnover for the period of not less than 12 months after Completion; and

(b)	to execute, carry out and fulfil in accordance with their terms all orders projects and contractual obligations which are binding upon the Company and remain outstanding.

6.7	Grants

(a)	The Company has not applied for or received any grant, subsidy or financial assistance of any kind from any government department or agency or any local or other authority which remains liable to be clawed back.

(b)	The Company has not done, or omitted to do, any act or thing which could result in all or any part of any grant, subsidy or other similar payment made or due to be made to it becoming repayable or being forfeited or withheld in whole or in part.

7	ASSETS

For the purpose of this Warranty 7 “assets” shall not include Intellectual Property rights or the Property, to which the provisions of Warranties 8 and 16 respectively shall apply.

7.1	All the assets included in the Accounts or acquired by the Company since the Accounts Date and all assets used in connection with or necessary for the operation of the business of the Company are in the possession or under the control of, and are the absolute property of, the Company free from all Encumbrances.

7.2	No asset which is material to any member of the Company is shared by the Company with any other person and the Company does not depend for its business upon, nor does it use, any assets, facilities or services owned or supplied by an Individual Warrantor or any person connected with an Individual Warrantor.

7.3	Where any assets are used but not owned by the Company, or any facilities or services are provided to the Company by any third party, so far as the Warrantors are aware, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which, with the giving of notice and/or the lapse of time and/or a relevant determination, would constitute such an event or circumstance).

8.	INTELLECTUAL PROPERTY RIGHTS AND INFORMATION

8.1	Intellectual Property and information

Details of all:

(a)	registered Intellectual Property:

(i)	owned by the Company;

(ii)	not owned by the Company but used by the Company in the conduct of the Business; or

(iii)	not referred to in Paragraph 8(a)(i) or (ii) but which is material to the conduct of the Business are set out in Paragraph 8.1(a) of the Disclosure Letter, as are details of any application for registration of any such Intellectual Property, or any application pending for any extension, renewal, division or continuation in part for any such Intellectual Property;

(b)	registrable material owned by the Company which is material to the Business and which, if successfully registered by the Company, would give rise to registered Intellectual Property owned by the Company, are set out in Paragraph 8.1(b) of the Disclosure Letter;

8.2	Save for any Off the Shelf Software, details of all:

(a)	Intellectual Property licensed to the Company by third parties (“Third Party Licensed IP”); and

(b)	terms and conditions of licences by third parties to the Company of Company Licensed IP (the “Third Party Licences”);

set out in Paragraph 8.2 of the Disclosure Letter.

8.3	Details of all:

(a)	Intellectual Property licensed by the Company to a third party (“Company Licensed IP”);

(b)	terms and conditions of licences by the Company to a third party of Company Licensed IP (the “Company Licences”); and

(c)	where the Company Licensed IP is not owned by the Company, the terms and conditions of the Third Party Licence of the Company Licensed IP; and

are set out in Paragraph S.2 of the Disclosure Letter. Any Company Licences have been granted by the Company in the ordinary course of the Business.

8.4	All Intellectual Property (other than that identified in the Disclosure Letter pursuant to Paragraph 8.2 above and any Of the Shelf Software), including that identified in Paragraph 8.1(a)(1) above, which is used by the Company in, required for, or is material to the conduct of the business carried on by the Company is;

(a)	legally and beneficially vested solely in the Company;

(b)	not subject to any limit as to time or any other limitation, right of termination, re-assignment or restriction as to its use or ownership, including but not restricted to, the moral rights of any person;

(c)	not being infringed or attacked or the subject of any claim for ownership or compensation by any person or, in the case of Intellectual Property which is the subject of an application for registration is not being or likely to be opposed or for any other reason fail to be granted in full;

(d)	valid and enforceble there has been no past or present default on the part of the Company or any of the Warrantors or past or present acquiescence in the activities of third parties as would adversely affect the validity’ or enforceability of the, and in the case of such Intellectual Property as is registered or the subject of application (including any application for registration, extension, renewal or re-issue), all applicable fees and/or other steps required for its prosecution, maintenance or protection have been paid and taken;

(e)	not subject to any licence, waiver, charge, contingent assignment or agreement for or obligation as to these or any other encumbrance of any sort in favour of a third party (except those particulars of which are set out in the Disclosure Letter;

(f)	sufficiently documented to allow their Ml and proper use without reliance on the special knowledge or memory of any person other than employees of the Company,

8.5	There are no circumstances which could entitle a third party (including, in particular, any of the Individual Warrantors, any employee or former employee of the Company or any consultant or former consultant to the Company) to a licence, permission, consent or assignment; or royalty or other payment in respect of any of the Intellectual Property owned by the Company (“Company Owned IP”) or to call for or exercise of any right to use or work under any of the Company Owned IP save as arising under any Company Licences.

8.6	The Company has in its possession all necessary contracts, source code, artwork and drawings, specifications, prototypes and other documentation and things necessary to establish the Company’s ownership of the Intellectual Property which it owns which is not registered or the Company’s right to use the Intellectual Property licensed to it.

8.7	The Company is the legal and beneficial owner of the internet web sites connected to ww.globogift.com, www.globoforce.com and www.gioboforce.net and these domain name (the “Company’s Websites”) and has in its possession and in its name all necessary domain name registrations in relation to the Company’s Websites. The Company does not use any other domain name in the operation of the Business. The Company has the right to link to all third party sites linked to the Company’s Websites, the right to display all information and material appearing on the Company’s Websites and the information and material displayed, available and accessible on the Company’s Websites does not infringe the Intellectual Property of any third party.

8.8	In the case of each of the Third Party Licences:

(a)	the Third Party Licences are in full force and effect and do not give rise (contingently or otherwise) to payments by the Company of any royalty, or any sum in the nature of a royalty, or to liability to pay compensation save as set out m Paragraph 8.2 of the Disclosure Letter or in any Off the Shelf Software;

(b)	where the Third Party Licences or any of them are subject to any limit as to time or any other limitation or right of termination or restriction, the nature and extent of such limitation, right or restriction is set out in the Disclosure Letter;

(c)	nothing has been done or omitted to be done by the Company or the other party to the Third Party Licences or any of them which would enable the Third Party Licences or any of them to be terminated or which in any way constitutes a breach of the terms of the Third Party Licences or any of them and no claims have been made by any party to the Third Party Licences to the effect that the Company 13 in breach of a Third Party Licence;

(d)	none of the Third Party Licences will terminate or be rendered liable to termination by the other party to any such licence by virtue of the terms of (or any term of) any of the Transaction Documents, being complied with;

(e)	where the Company in any of the Company Licences sub-licences Third Party Licensed IP the Company does not give any warranty representation or assurance to its licensees which is any greater or more onerous that the warranties representations or assurances provided to it by the licensor of such Third Party Licensed IP.

8.9	The Company has in its possession all necessary contracts, agreements and/or documentation necessary to establish the Company’s right to use the Third Party Licensed IP and all fees and charges required payable to date under the Third Party Licences have been duly discharged.

8.10	The Company has not done or omitted to do any act or is not currently doing or omitting to do any act which has resulted, results or may result or which is capable of resulting in any third party’s Intellectual Property being infringed.

8.11	Secret or confidential information

Neither the Company nor any of its officers or employees have at any time disclosed or permitted to be disclosed to any person other than Atlas or pursuant to any confidentiality or secrecy agreement which has been Disclosed to Atlas:

(a)	any of its Intellectual Property or confidential information (including without limitation, secret processes, financial and technical information, know-how, trade secrets, price lists, designs, drawings, plans, models, prototypes, statistics, documents, files, records and papers);

(b)	any other information relating to its business or affairs the disclosure of which could cause loss or damage to or adversely affect the Company; or

(c)	my secret or confidential information relating to the Company’s manufacturers, suppliers, customers, clients and agents or to any other person who has had dealings with it.

8.12	Secrecy agreement

(a)	The Company is not a party to any secrecy agreement or any agreement which may restrict the use or disclosure of information or the carrying out of the Company of its business.

(b)	Neither the Company nor any of its officers or employees is a party to or bound by any contract for sharing, exchanging, developing or passing on, or otherwise transferring to any person any technical information, or other Intellectual Property of any description including the Intellectual Property owned by the Company or any other Intellectual Property used by the Company necessary or material to its business.

(c)	If the Company is a party to any agreement restricting the use by the Company of information received from a third party the Company has at all times complied with its obligations under those agreement and operates and complies and has at all times operated and complied with procedures which maintain such confidentiality.

8.13	Data and records

(a)	All the records and systems (including but not limited to computer systems) data and information of the Company are recorded, stored, maintained or operated or otherwise held by the Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company.

(b)	The Company has not disclosed to any third party any such records, control and other systems, data and information as are referred to in paragraph 9.9(a).

(c)	The Company has complied in all respects with the provisions of the Data Protection Acts 1988 and 2003, (as amended, modified or consolidated), all regulations made thereunder and with all similar or related legislation in any competent jurisdiction and to the extent that any such law applies to the Company and has established procedures to ensure continued compliance therewith

8.14	Computer Systems

In this Section:

“Computer Systems” means the Hardware, Software and Data.

“Data” means any data or information used by or for the benefit of the Company at anytime and stored electronically at any time.

“Hardware” means any computer equipment used by or for die benefit of the Company at any time including without limitation, personal computers, mainframes, operating systems, servers, screens, terminals, keyboards, disks, printers, cabling, associated and peripheral electronic equipment but excluding all Software,

“Software” means any set of instructions for execution, by the micro processor used by or for the benefit of the Company at any time irrespective of application, language or medium and, for the avoidance of doubt, shall include computer programs, whether in object or source code and their associated documentation, guides and manuals, applications and preparatory design materials where such set of instructions is used internally by the Company.

(a)	The Hardware has been satisfactorily maintained and supported and has the benefit of an appropriate maintenance and support agreement terminable by the contractor by not less than 24 months notice and there is no reason to believe that those maintenance contracts will not be renewed by the other contracting party upon their expiry (if so required by the Company) upon substantially similar terms to those now applicable.

(b)	The Hardware and Software have adequate capability and capacity for the projected requirements of the Company for not less than four years following Completion for the processing and other functions required to be performed for the purpose of the Business.

(c)	Disaster recovery plans are in effect arid are adequate to ensure that the Hardware, Software and Data can be replaced or substituted without material disruption to the Business.

(d)	in the event that any person providing maintenance or support services for the Hardware, Software and Data ceases or is unable to do so, the Company has all necessary rights and information to procure the carrying out of such services by employees or by a third party without undue expense or delay.

(e)	The Company has sufficient technically competent and trained employees to ensure proper handling, operation, monitoring, and use of its Computer Systems.

(f)	The Company has adequate procedures to ensure internal and external security of the Hardware, Software and Data, including (without limitation) procedures for preventing unauthorised access, preventing the introduction of a virus, taking and storing on-site and off-site back-up copies of software and data.

(g)	Where any of the records of the Company are stored electronically, the Company is the owner of all Hardware and Software licences necessary to enable it to keep, copy, maintain and use such records in the course of its business and does not share any Hardware or Software relating to the records with any person.

(h)	The Company has all the rights necessary (including rights over the source code) to obtain, without undue expense or delay, modified versions of the

Software which are required at any time to improve in any regard the operation and/or efficiency of the Software.

(i)	The Company owns, and is in possession and control of, original copies of all the manuals, guides, instruction books and technical documents (including any corrections and updates) required to operate effectively the Hardware and the Software.

(j)	The Hardware and Software have never unduly interrupted or hindered the running of operation of the Business, and have no defects in operation which so effect the Business,

8.15	Advertising

(a)	All current advertising, marketing and sales promotions by the Company comply with all applicable codes of practice and self-regulatory schemes.

(b)	The Company has not been disciplined under any scheme or code in respect of any such advertising, marketing or sales promotion and no complaint has been made against it in respect thereof and there are no outstanding complaints or disciplinary proceedings against the Company in respect thereof.

9.	AGENTS, RESELLERS, DISTRIBUTORS AND JOINT VENTURES

Details of all reseller or distribution contracts, agreements or arrangements, subcontracts, joint ventures, consortium, partnerships or other unincorporated association or other agreements whatsoever entered into by the Company relating in any way to the Business are contained in the Disclosure Letter, The Company has not received any notice purporting to terminate or terminating such contracts, agreements or arrangements and the Company is not aware of any circumstances likely to give rise to a termination of any of them.

10.	EFFECT OF SUBSCRIPTION

10.1	Neither the execution nor the performance of this Agreement or any document to be executed at or before Completion will:

(a)	so far as the Warrantors are aware, result in the Company losing the benefit of an asset, licence, permit, authorisation, consent, grant, subsidy, right or privilege which it enjoys at the date of this Agreement in any jurisdiction; or

(b)	conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under, an agreement, arrangement or obligation to which the Company is a party or, so far as the Warrantors are aware, a legal or administrative requirement in any jurisdiction; or

(c)	so far as the Warrantors are aware, result in any Substantial Customer being entitled (and, if a Substantial Customer is so entitled, it will not exercise any such entitlement) to cease dealing with the Company or substantially to reduce its existing level of business or to change the terms upon which it deals? with the Company; or

(d)	so far as the Warrantors are aware, result in any Substantial Supplier being entitled (and, if a Substantial Supplier is so entitled, it will not exercise any such entitlement) to cease supplying the Company or substantially to reduce its supplies to, or to change the terms upon which it supplies, the Company; or

(e)	make the Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement;

(f)	result in a material breach of any obligation of the Company under its memorandum or articles of association (or equivalent documents);

(g)	result in any material violation of any law or order, judgement or decree of any court or governmental agency;

(h)	result in the creation, imposition, crystallisation or enforcement of any encumbrance on any of the assets of the Company.

In this paragraph 10:

(i)	“Substantial Customer” means a Customer accounting for five per cent, or more of the Company’s sales in the financial year ended on the Accounts Date; and

(j)	“Substantial Supplier” means a supplier accounting for five per cent, or more of the Company’s purchases in the financial year ended on the Accounts Date.

11	INSURANCE

11.1	The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Company has an interest (together the “Policies”). Each of the Policies is valid and enforceable and, so far as the Warrantors are aware, there are no circumstances which are likely to make any of the Policies void or voidable or enable any insurer to refuse payment of all or part of any claim under the Policies.

11.2	Each insurable asset of the Company has at all material times been and is at the date of the Agreement insured to its full replacement value (with no provision of deduction or excess) against each risk normally insured against by a prudent person operating the types of business operated by the Company.

11.3	The Company has at all material times been, and is at the date of tins Agreement, insured against accident, damage, injury, third party loss (including product liability), loss of profits and any other risk referred to in the Disclosure Letter and has at all times effected all insurances required by law.

11.4	No material claim is outstanding under any of the Policies and, so far as the Warrantors are aware, no matter exists, nor have any circumstances occurred, which might reasonably be expected to give rise to a material claim under any of the Policies. No material claim is outstanding, nor, so far as the Warrantors are aware, have any circumstances occurred which might reasonably be expected to give rise to a material claim, against any member of the Company which is not fully covered by the Policies.

11.5	The Company has paid ail premiums due in respect of all the Policies, So far as the Warrantors are aware, the Company has not done or omitted to do anything which is likely to result in an increase in the premium payable under any of the Policies.

12.	LITIGATION AND COMPLIANCE WITH LAW

12.1	Litigation

(a)	Neither the Company nor a person for whose acts or defaults the Company may be vicariously liable, is involved, or has during the three years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction. No such civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against the Company or so far as the Warrantors are aware a person for whose acts or defaults die Company may be vicariously liable.

(b)	So far as the Warrantors are aware, no matter exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction of the type referred to in paragraph 12.1(a) involving the Company or a person for whose acts or defaults the Company may be vicariously liable.

(c)	There is no outstanding judgment, order, decree, arbitral or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company or a person for whose acts or defaults the Company may be vicariously liable.

12.2	Compliance with Law

The Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction.

12.3	Investigations

So far as the Warrantors are aware, the Company is not, nor has it been, subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) in any jurisdiction and none is pending or threatened, and the Company has not received any request for information from, any court or governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction. So far as the Warrantors are aware, no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

12.4	Competition Law

(a)	The Company is not subject to any order, regulation or decision made by any court or governmental authority (including any national competition authority, the European Commission and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction, nor has the Company made any admission or given an undertaking or written assurance (whether legally binding or not) to any court or governmental authority (including the Competition Authority or any other national competition authority and the European Commission or the EFTA Surveillance Authority) under the Competition Acts, 1991 to 1996, the Competition Act 2002 or any anti-trust or similar legislation in any other jurisdiction.

(b)	The Company has not previously been involved in any transaction requiring notification under the merger control law of any jurisdiction.

12.5	Defective Products/Services

The Company has not sold or supplied products or services, which are or were or may become in any material respect faulty or defective or which do not comply in all material respects with any warranties or representatives expressly or impliedly made by the Company in relation thereto or with all applicable regulations, standards and requirements in respect thereof,

13.	CONTRACTUAL MATTERS

13.1	Annexed to the Disclosure Letter are true, accurate and complete copies of all the material contracts and other arrangements to which the Company is a party as at the date of this Agreement (the “Material Contracts” and each a “Material Contract”) and all of the Material Contracts are in full force and effect.

13.2	The Company is not in material breach of any Material Contract and nothing has occurred which so far as the Warrantors are aware is likely to result in the Company being in material breach of any Material Contract. So far as the Warrantors are aware, no other party to any Material Contract is in material breach of such contract and nothing has occurred which is likely to result in any such party being in material breach of any Material Contract. No Material Contract is subject to any dispute or claim which could materially adversely affect the operation of the business of the Company nor, so far as the Warrantors are aware, have any circumstances occurred which are likely to result in any such dispute or claim.

13.3	The Company has not received notice of any actual or intended amendment to any material term of any Material Contract which is not included in the copies of those contracts annexed to the Disclosure Letter.

13.4	No other party to a Material Contract has given notice of its intention to terminate, or has otherwise sought to repudiate or disclaim, a Material Contract and the Warrantors are not aware of the invalidity of, or a ground for termination, avoidance, repudiation or material alteration to the terms of, any Material Contract.

14.	RECEIVERS / EXAMINERS / LIQUIDATORS

14.1	No distress, execution or other process has been levied in respect of the Company which remains undischarged and there is no unfulfilled or unsatisfied judgment or Court order outstanding against the Company.

14.2	No receiver or manager has been appointed of the whole or any part of the assets or undertaking of the Company.

14.3	The Company is not insolvent or unable to pay its debts within the meaning of section 214(b) or (c) of the Companies Act 1963 nor has the Company stopped or suspended payment of its debts nor has the Company sought from its creditors significant extensions of time for the payment of its debts.

14.4	No meeting has been convened at which a resolution will be proposed, no resolution has been passed, no petition has been presented and no order has been made, for the winding-up of the Company.

14.5	No arrangement or reconstruction has been proposed under section 201 of the Companies Act 1963 in respect of the Company.

14.6	No examiner is, or has been, appointed to the Company under the Companies (Amendment) Act 1990 and there is no petition pending or threatened in respect of such an appointment.

14.7	No order has been made nor are there any facts or circumstances which could give rise to any order being made against tire Company under section 140 of the Companies Act 1990. In particular, the Company has never carried on its business in circumstances such that its business might not have been readily identifiable from the businesses of any other company and, so far as the Warrantors are aware, the Company has never held out that it was related to another company for the purposes of securing borrowings, whether for itself or any other company;

14.8	The Company has not acquired any property in circumstances which may lead to an application under section 139 of the Companies Act 1990 for an order of the Court on terms contemplated by that section.

14.9	No event analogous to any of the foregoing has occurred outside Ireland,

14.10	So far as the Warrantors are aware, no circumstances have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in any part of this paragraph 14.

15.	LICENCES

15.1	All necessary licences, consents, permits, approvals and authorisations (public and private) (“Licences”) have at all times been obtained by the Company to enable it lawfully to carry on its business effectively in the places and in the manner in which such business is and has been from time to time carried on and all of the such Licences are:

(a)	valid and subsisting, and

(b)	not limited in duration or subject to any unusual or onerous conditions and the Company is not in material breach of any of the terms and conditions thereof.

15.2	All reports, returns and information required by law or as a condition of any Licence to be made or given to any person or authority in connection with the Company’s business have been made or given to the appropriate person or authority.

15.3	The utilisation of any of the assets of the Company or the carrying on of any aspect of the Company’s business or any business now being carried on is not in material breach of any of the terms and conditions of any of the Licences.

15.4	So far as the Warrantors are aware, there is no circumstance or fact which indicates (or ensures) that any Licence is likely to be (or is to be) suspended, cancelled or revoked or why any of them should expire within & period of one year from the Completion Date.

15.3	There will be no restriction on the right of the Company to carry on its business as a result of the transactions contemplated by this Agreement which does not now apply to the Company.

16.	PROPERTY

16.1	The Property comprises all the lands and buildings occupied by the Company under lease and Schedule 7 contains full particulars of the title of the Company thereto.

16.2	The Company has a good and marketable title to the Property free from all leases, subleases, tenancies, sub-tenancies, licences or agreements relating to the occupation or user thereof.

16.3	There has been no breach of any covenants restrictions and conditions touching or concerning the Property and no notice of any alleged breach of such kind has been given to the Company.

16.4	All outgoings of whatsoever nature in respect of the Property have been paid.

16.5	There are no outstanding orders or notices issued by any Government, County, Local or other Authority in respect of the Property.

16.6	Neither the Property nor the Company as owner or occupier thereof is:

(a)	subject to any easements, rights, covenants, servitudes, obligations, restrictions or conditions which are of an unusual or onerous nature or which materially and adversely affect the use or continued use of any of the Property for the purposes for and the extent to or the manner in which it is now used; or

(b)	affected by any planning application or any enforcement notice which has not been complied with,

16.7	The title to the Property is properly constituted by and can be deduced from documents of title which are in the possession and under the control of the Company and which have been duly stamped and (where appropriate) registered.

16.8	The Property is in good and substantial repair and fit for the purposes for which it is presently used.

16.9	In respect of all leases held by the Company:

(a)	the Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions therein contained and the last demand (or receipt for rent if issued) was unqualified,

(b)	all licences, consents and approvals required from the landlords and any superior landlords have been obtained by the Company as tenant and its predecessors (if any) and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed,

(c)	there is not outstanding and unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by any landlords thereunder.

(d)	there are no circumstances which would entitle or require any person to exercise any power of entry upon or of taking possession of the Property or which would restrict or terminate the continued possession or occupation of the Property.

(e)	the Company has received no complaint of breach of any of the covenants, obligations agreements and stipulations on its part therein contained and so far as the Warrantors are aware the Company has performed the same.

17.	EMPLOYMENT

17.1	Employees

No employee of the Company (“Employee”) has given notice terminating his employment or will be entitled to give notice as a result of the provisions of this Agreement.

17.2	Terms of Employment

(a)	The Disclosure Letter gives full particulars and details of all Employees and their remunerations and terms of employment and of all collective agreements, customs and practices for the time being dealing with relations between the Company and its employees or with any trade union and shows the name, job description, age and date of commencement of service of each officer and employee of the Company and gives details of the wages or salary and all other benefits (including those regarding holidays, bonus entitlements and company cars) and rights to which each officer and employee is entitled or with which they are each provided.

(b)	No negotiations for any increase in the remuneration or benefits of any of the employees are current or likely within a period of 6 months after the Completion Date.

(c)	No moneys other than in respect of remuneration or emoluments of employment arc payable by the Company to or for the benefit of any officer or employee of the Company.

(d)	There are no subsisting contracts of service to which the Company is a party which are not terminable without giving rise to any claim for damages or compensation or other redress (other than a statutory redundancy payment or compensation for unfair dismissal under the Unfair Dismissals Act 1977 to 2001) by twelve weeks notice or less and there are no claims whatsoever against the Company arising out of any contract of service to which the Company was a party. No person currently employed by the Company has given notice of termination of such employment or has advised the Company of any intention to give such notice.

(e)	No gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee,

(f)	The Company is not and has never been liable to make any payment to any person under the Redundancy Payments Acts 1967 to 2001 or pursuant to the Protection of Employees (Employers Insolvency) Acts 1984 to 2001.

(g)	No employment regulation order affecting the terms of employment of any employees or former employees of the Company has been made by the Labour Court under the Industrial Relations Acts 1946 to 2001.

17.3	Independent Contractors

The Company is not a party to consultancy contracts.

17.4	Claims

No claim has been made against nor liability incurred by the Company in respect of any employee or former employee of the Company for:

(a)	breach of any contract of service; or

(b)	compensation or redress for wrongful or unfair dismissal; or

(c)	discrimination; or

(d)	failure to comply with an order for reinstatement or re-engagement; or

(e)	failure to comply with any provision of the Protection of Employees (Part-Time Work) Act 2001 and the Protection of Employees (Fixed-Term Work) Act, 2003; or

(f)	failure to appoint any employee as a director of the Company; or

17.5	Industrial Disputes and Agreements

(a)	None of the employees is involved in any industrial dispute and to the best of the Company’s knowledge, information and belief there are no circumstances which may result in any industrial dispute involving any employees or any former employees of the Company and none of the provisions of this Agreement, including the identity of the Purchaser, will lead to any industrial dispute.

(b)	The Company has not entered into any recognition agreement with a trade union nor has it done any act which might be construed as recognition.

(c)	The Company has complied with all collective agreements and established customs and practices dealing with relations between it and its employees or any trade union or the conditions of service of any of its employees (including procedures for selection in the event of redundancy).

(d)	The Company has complied with all determinations, ratings and recommendations made by the Employment Appeals Tribunal, Labour Court, Rights Commissioner, Equality Officer or any other agreement reached in the context of industrial relations.

18.	PENSIONS

18.1	Save for any contributions made by the Company on behalf of its employees to the personal retirement savings account scheme set up with Permanent TSB, the Company is not under any obligation to pay any pensions, gratuities, superannuation allowances, death , or disability benefits to any past or present employee or officer of the Company or any dependent or beneficiary of any such person.

18.2	The Company is not a party or has never been a party to any scheme or arrangement having as its purpose or of its purposes the making of such payments or the provisions of such benefits.

18.3	No proposal has been announced to pay such benefits or to establish or contribute to nay scheme for the provision of such benefits.

19.	TAXATION

19.1	The Company has duly made all returns and given or delivered all notices, accounts and information which ought to have been made to and is not involved in any dispute with any Taxation Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to taxation and the Warrantors are not aware of any matter which may lead to such dispute.

19.2	The Company has duly paid or fully provided for all taxation for which it is liable and there are no circumstances in which interest or penalties in respect of tax not duly paid could be charged against it in respect of any period prior to Completion.

19.3	No liability of the Company to taxation has arisen or will arise up to Completion save for corporation tax payable in respect of normal trading profits earned by it, income tax deducted under PA YE regulations, PRSI contributions or Value Added Tax, in each case for which it is accountable to a Taxation Authority and which has where appropriate been deducted or charged and where due paid to the relevant Taxation Authority.

19.4	The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it (so far as each of the Warrantors are aware) any other person avoiding taxation.

19.5	All documents m the possession or under the control of the Company which attract any duty imposed under the Stamp Duties Consolidation Act 1999 or similar provisions in a relevant jurisdiction have been properly stamped.

SCHEDULE 4

Limitations on Liability

The provisions of this Schedule shall operate, inter alia, to limit or reduce the liability of the Warrantors in respect of claims under the Warranties.

The expression “Atlas’ Proportion” shall in this Schedule mean such proportion of the Shares held by Atlas in relation to the total number of Shares of the Company in issue as at the date the Claim is made against the Warrantors.

LIMITATIONS

1.	No liability shall attach to the Warrantors in respect of claims under the Warranties (“Claims”):

1.1	to the extent that the matter to which the Claim relates is Disclosed;

1.2	unless the aggregate amount of the liability of the Warrantors in respect of all Claims shall exceed EUR25,000 in which event the Warrantors shall be liable for the whole amount and not merely the excess.

2.	The aggregate liability of the Warrantors in respect of all Claims shall not in any event exceed EUR7,000,000.

3.	No liability shall attach to the Warrantors in respect of any claim under the Warranties unless the aggregate amount of the liability of the Warrantors in respect of that claim would exceed BUR1,250.

4.	The liability of the Individual Warrantor in respect of all Claims shall not in any event exceed EUR150,000.

5.	Claims relating to Taxation shall be barred and unenforceable unless written particulars thereof (giving reasonable details as are known at the time of such notice of the relevant Claim) shall have been given to the Company before the seventh anniversary of the Completion Date or, in respect only of claims in respect of Irish Taxation, if the maximum period within which the Revenue Commissioners of Ireland are permitted to raise an assessment to Taxation is less than seven years, then such lesser period plus one year.

6.	Claims (other than Claims relating to Taxation) shall be barred and unenforceable:

(a)	against the Individual Warrantor, unless written particulars thereof (giving reasonable details as are known at the time of such notice of the relevant Claim) shall have been given to the Company within a period of one year from the Completion Date; and

(b)	against the Company, unless written particulars thereof (giving reasonable details as are known, at the time of such notice of the relevant Claim) shall have been given to the Company within a period of 18 months from the Completion Date.

7.	Any Claim shall he unenforceable and be deemed waived unless proceedings in respect of it are issued and served within nine months of the date of service of notice of that Claim on the Warrantors under paragraph 5 or 6 of this Schedule 4 unless the Warrantors otherwise agree in writing.

8.	Atlas agrees to take all reasonable steps to mitigate any loss or damage it may suffer (save in relation to a Claim relating to Taxation).

9.	Atlas shall not be entitled to make a Claim to the extent that;

9.1	it arises or is increased as a consequence of any legislation or administrative practice (whether in Ireland, the European Union or elsewhere) not in force at the date hereof or any change in legislation or administrative practice (whether in Ireland, the European Union or elsewhere) made after the Completion Date or any practice followed or amended or concession issued or withdrawn by any taxation authority or body after the Completion Date;

9.2	it is a claim for which the Company is or may become liable as a result of transactions (including distributions and dealings in capital assets) entered into by the Company in the ordinary course of business after the Completion Date or in respect of transactions concluded prior to the Completion Date, as a result of any modification, amendment or renewal of such transactions in the ordinary course of business after the Completion Date;

9.3	it is in respect of a liability to tax which the Company is entitled not to pay or would be entitled not to pay by the exercise or acceptance of any available election, right of relief, credit, set-off, surrender or deduction (which relates to any period, transaction or event before the Completion Date); or

9.4	any tax losses, allowances, credits, set-offs or reliefs which are reasonably believed by the Company and its auditors as at the date hereof to be available for carry forward by the Company prove not be so available or not to be useable by virtue of the operation of paragraph 8.1.1

10.	Atlas shall not be entitled to make a Claim to the extent that the loss or damage or the matter to Which it relates:

10.1	has been or is made good or is otherwise compensated for without cost to Atlas or the Company;

10.2	is recovered by the Company under any of the Company’s policies of insurance and to the extent that the Warrantors have made a payment hereunder to Atlas then, save to the extent of any uncompensated loss of Atlas in respect of a Claim, monies shall be repaid to the Warrantors to the extent of such recovery after taking account of all reasonable costs and expenses incurred by the Company in connection with such recovery;

10.3	would not have arisen but for any matter or thing done or omitted to be done at the written request of, or with the written consent of Atlas after the date hereof provided that the Warrantors shall have on receipt of such written request or in seeking the written consent of Atlas shall have informed Atlas that compliance with such written request, or that the matter in respect of which Atlas’ consent has been sought will give or is likely to give rise to a claim; or

10.4	arises wholly or partly from the performance of an act required by law after Completion provided such act is not required as a result of some previous act or omission of the Warrantors which has not been Disclosed.

11.	The Warrantors shall not be liable to make any payment in respect of any Claim based upon a contingent liability of the Company (without prejudice to Atlas’ right to establish the Warrantors’ liability in respect of that Claim) until the liability becomes an actual liability and is due and payable, but this paragraph shall not operate to avoid a Claim made in respect of a contingent liability within the applicable time limit specified in paragraph 5 above if the requisite details have been delivered before the expiry of such period (even if the liability does not become an actual liability until after the expiry of the relevant period),

12.	Any monetary benefit or benefit quantifiable in monetary terms actually accruing to Atlas or the Company (including any right to reduce any liability to tax) as a result of the breach of warranty giving rise to a Claim shall be quantified and its value (or, in the case of money received by the Company, Atlas’ Proportion of such amount) deducted from the amount of the Claim.

13.	The amount of any Claim shall, save to the extent of any uncompensated loss of Atlas in respect of a Claim, be reduced by the net amount (after all costs and expenses reasonably incurred by Atlas in so doing) received by Atlas or (subject as set out below) the Company from any other person in connection with the subject matter of the Claim (provided that, in the case of money received by the Company, the amount by which the Claim shall be reduced shall be Atlas’ Proportion of such amount).

14.	If the Warrantor pays to Atlas an amount in respect of a Claim and Atlas or the Company subsequently recovers from a third party (including any Taxation Authority) a sum which is directly referable to that Claim, Atlas shall, save to the extent of any uncompensated loss of Atlas in respect of a Claim, as soon as reasonably practicable repay to the Warrantor so much of the said amount as is equal to the sum recovered from the third party or such lesser amount as the Warrantor shall have so paid to Atlas provided that if recovery is made by the Company from a third party the amount to be repaid by Atlas shall be the Atlas’ of such amount.

15.	Atlas shall not be compensated for the same loss more than once.

CONDUCT OF CLAIMS

16.	If the Company or Atlas is or becomes entitled to be indemnified by or to recover from any third party (including any taxation or other authority) in respect of a matter which would (apart from this paragraph) give rise to a Claim, Atlas shall (to the extent within their control) procure:

16.1	that the Warrantors are notified promptly after Atlas becoming aware of the possible entitlement;

16.2	that no Claim against the Warrantors will be taken until the Warrantors have been consulted with so as to give them the opportunity to make representations and recommendations in respect of the matter giving rise to the Claim* save that the provision or non-provision of such consultation period shall be without prejudice to Atlas’ right to make a Claim against the Warrantors, and any time spent consulting under this paragraph 15.2 will be added to the period of time referred to in paragraph 5 as a deemed extension thereof.

GENERAL

17.	The provisions of this Schedule shall remain in force and be fully applicable in all circumstances and in particular shall not be discharged by any breach of this agreement whatever its nature or consequence.

18.	To the extent that loss suffered is loss suffered by the Company, the Warrantor’s liability in respect of such loss shall be limited to Atlas’ Proportion of such loss.

SCHEDULE 5

Deed of Adherence

THIS DEED OF ADHERENCE is made on          by              of              [and              of (in the case of joint holders)] (hereinafter called the “Covenantor”)

SUPPLEMENTAL to a share subscription and shareholders’ agreement dated and made between (1) Atlas Venture Fund VI, L.P., (2) Atlas Venture Fund VI GmbH & Co. KG (3) Atlas Venture Entrepreneurs’ Fund VI, LP, (4) Benchmark Capital Europe I, L.P., (5) the Initial Shareholders (as therein defined) and (6) Globoforce Limited (the “Company”) as modified by [insert the details of any instrument modifying the original agreement] (the “Shareholders’ Agreement”)

IT IS AGREED as follows:

1.	The Covenantor, intending to become a Shareholder of the Company in respect [number and class of Shares] in the capital of the Company, hereby confirms that it has been supplied with a copy of the Shareholders* Agreement (initialled and attached hereto for the purpose of identification) and hereby covenants with each of the persons named in the Schedule hereto to observe perform and be bound by all the terms of the Shareholders’ Agreement applicable to the Covenantor (save for the Warranties) and which have not been performed at the date hereof to the intent and effect that the Covenantor shall be deemed with effect from the date on which the Covenantor is registered as a member of the Company to be a party to the Shareholders’ Agreement.

2.	The parties hereby agree and confirm that the Covenantor shall have the benefit (subject to the obligations) of all of the provisions of the Shareholders’ Agreement as if the Covenantor was a party to the Shareholders Agreement and was in the case of a transferee of any Shares, the transferor of the Shares and in all other cases and was named therein as a Shareholder of the class of shares of which the Covenantor is to become a member,

3.	The Covenantor hereby agrees that the address set opposite his name at the commencement of this Deed shall be his address for the purposes of Clause 35 (Notices) of the Shareholders’ Agreement.

4.	This deed shall be governed by and construed in accordance with the laws of Ireland.

EXECUTED as a deed the day and year first before written.

SCHEDULE 6

Annual Financial Statement

This Information Statement applies to the taxable year of [            ] Limited (the “Company”) beginning on              , 20     and ending on                  , 20    .

[Name of Investor] has the following pro-rata share of the ordinary earnings and net capital gain of Company as determined for U.S. income tax purposes for the taxable year of Company specified in paragraph 1.

Ordinary Earnings:              (as determined for U.S. income tax purposes)

Net Capital Gain:              (as determined for U.S. income tax purposes)

1.	The amount of cash and fair market value of other property distributed or deemed distributed by Company to [Name of Investor] during the taxable year specified in paragraph 1 is as follows:

Cash:

Fair Market Value of Property:

2.	Company will permit [Name of Investor] to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

3.	The turnover of the Company by country during the taxable year specified in paragraph 1 is as follows:

[Country]                 [turnover]

[Country]                 [turnover]

Date: ,20	Company:

By:

Its:

SCHEDULE 7

The Property

All that and those part; of the office block at Beckett Way, Park West Business Park, Dublin U held under lease dated 20 November 2003 between Openet Telecom Limited and the Company and as more particularly described therein.

SIGNED, SEALED and DELIVERED by
EDWARDS REYNOLDS

/s/ Edward Reynolds

in the presence of:

/s/ James Flanagan

SIGNED, SEALED and DELIVERED by
ERIC MOSLEY

/s/ Eric Mosley

in the presence of:

SIGNED, SEALED and DELIVERED by
JAMES FLANAGAN

/s/ James Flanagan

in the presence of:

SIGNED, SEALED and DELIVERED by
DS & CF PENSION FUND (DAVID SMITH)

/s/ David Smith

in the presence of:

SIGNED, SEALED and DELIVERED by
BARRY NANGLE

/s/ Barry Nangle

in the presence of:

SIGNED, SEALED and DELIVERED by
ISCHGL PENSION FUND (DERMOT FARRELLY)

/s/ Dermot Farrelly

in the presence of:

SIGNED, SEALED and DELIVERED by
BRIAN GRAY

/s/ Brian Gray

in the presence of:

SIGNED, SEALED and DELIVERED by
STRADBROOK PENSION FUND (MADELINE LARCHET)

/s/ Madeline Larchet

in the presence of:

SIGNED, SEALED and DELIVERED by
PAUL BURKE

/s/ Paul Burke

in the presence of:

SIGNED, SEALED and DELIVERED by
ROC MEHIGAN

/s/ Roc Mehigan

in the presence of:

SIGNED, SEALED and DELIVERED by
CARAVOGUE PENSION FUND (RONAN GODFREY)

/s/ Ronan Godfrey

in the presence of:

SIGNED, SEALED and DELIVERED by
PATRICK DEMPSEY

/s/ Patrick Dempsey

in the presence of:

SIGNED, SEALED and DELIVERED by
PATRICIA BURKE

/s/ Patricia Burke

in the presence of:

SIGNED, SEALED and DELIVERED by
EDWARD WALLACE

/s/ Edward Wallace

in the presence of:

PRESENT when the COMMON SEAL
of AIB CUSTODIAL NOMINEES LIMITED was affixed hereto:

/s/ Stephen O’Donoghue

/s/ Colin O’Connor

PRESENT when the COMMON SEALof BANK OF IRELAND NOMINEES LIMITED was affixed hereto:

SIGNED, SEALED and DELIVERED by
SEAMUS BRADY

/s/ Seamus Brady

in the presence of:

SIGNED, SEALED and DELIVERED by
JOE O’DWYER

/s/ Joe O’Dwyer

in the presence of:

/s/ Stephen Hynes

SIGNED, SEALED and DELIVERED by
TECHNIVEST LIMITED

/s/ Conor McCarthy

was affixed hereto:

/s/ Tracy Mclabe

SIGNED, SEALED and DELIVERED by
AIDEN MAGUIRE

/s/ Aiden Maguire

in the presence of:

/s/ Declan Magee

SIGNED, SEALED and DELIVERED by
DAVID GANTLEY

/s/ David Gantley

in the presence of:

PRESENT when the COMMON SEAL of NORTRUST NOMINEES LIMITED was affixed hereto:

EXECUTED and DELIVERED as a DEED by	)
BENCHMARK EUROPE I, L.P.	)
as nominee for	)
Benchmark Europe I, L.P.	)
Benchmark Europe Founders’ Fund I, L.P.	)
Benchmark Europe Founders’ Fund I-A, L.P.	)
Benchmark Europe SLP Fund I, L.P.	)
and related individuals	)

By	BENCHMARK MANAGEMENT (UK) LLP its manager

By:
Member

PRESENT when the Common Seal

of GLOBOFORCE LIMITED

was affixed hereto:

/s/ Eric Mosley
Director

/s/ Ciaran Lally
Secretary